EXECUTION COPY

EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC. (“SOUTHERN”)

AND

EAST MADISON PROPERTY, LLC (“EMP”),

AS SELLERS

AND

KELLY HOLDINGS HOUSTON, LLC

(“KELLY HOLDINGS”),

AND

TREND HEALTH AND REHAB OF HOUSTON, LLC

(“TREND OF HOUSTON”),

AS BUYERS

MAY 31, 2024

i

EXHIBITS vi

SCHEDULES vii

GLOSSORY OF DEFINED TERMS ix

v

EXHIBITS

Description Exhibit

Definitions A

Escrow Agreement B

Form of General Assignment, Conveyance, and Bill of Sale C

Form of Assignment and Assumption of Real Estate Lease Agreement D

Form of Assignment and Assumption Agreement E

Form of FIRPTA Affidavit F

Allocation of Certain Closing Costs G

Form of Special Warranty Deed for Southern Real Property H

Form of Operations Transfer Agreement I

Form of Special Warranty Deed for EMP Real Property J

Form of General Intangibles Assignment Agreement K

Form of Party Wall Agreement…………………………………………………………L

Form of Quitclaim Deed for Driveway Access.………………………………………..M

SCHEDULES

Description Schedule

Real Property 1.1(a)

SNF Assets 1.1(c)

Leased Personal Property 1.1(d)

Assumed Contracts 1.1(h)

Permits 1.1(i)

Excluded Assets 1.2

Excluded Affiliate Contracts 1.2(f)

Excluded Tangle and Intangible Personal Property 1.2(m)

Excluded Permits 1.2(n)

Transition Agreements 1.4(vi)

Form of Purchase Price Allocation Schedule 1.9

Consents 3.2(b)

Absence of Conflicts 3.2(c)

Financial Statements 3.4

Certain Post-Financial Statement Date Results 3.5

Licenses 3.6

Certificates of Need 3.7

Pending or Threatened Investigations 3.8

Regulatory Compliance Exceptions 3.9

Notice of Violation of Real Estate Law 3.10(a)

Zoning Non-Conformities 3.10(b)

Easements and Other Limitations 3.10(c)

Accessibility Laws 3.10(d)

Tenant Leases 3.10(e)

Rent Roll 3.10(f)

Eminent Domain 3.10(g)

Flood Hazards 3.10(h)

Encroachments 3.10(i)

Title Exceptions 3.11

Employee Benefit Plans 3.12

Litigation 3.13

Environmental Law Exceptions 3.14

Hill Burton 3.15

Taxes 3.16

Employee Relations 3.17(a)

Employment, Health and Safety Claims 3.17(b)

Employment and Contractor List and Employment Loss 3.17(c)

Certain Contracts 3.18

Insurance 3.21

Assets Defects 3.23

Compliance Program 3.24

No Broker 3.26

Third Party Payor Cost Reports 3.29

Intellectual Property 3.30

Litigation (Buyer) 4.5

Required Consents, Permits and Licenses (Sellers) 7.2

GLOSSARY OF DEFINED TERMS

Description Section

Accessibility Laws 3.10(d)

Account Receivables Deposit Account 10.8(c)

Affiliate Exhibit A

Agreement Introduction

Ancillary Agreements Exhibit A

Applicable Law Exhibit A

Assignment and Assumption Agreements 2.1(d)

Assumed Contracts 1.1(h)

Assumed Liabilities 1.4

Building 1.1(a)

Business Day Exhibit A

Buyer(s) Introduction

Buyer Indemnified Parties 11.2

Buyer Losses 11.5

Buyer’s Knowledge or Knowledge of Buyer Exhibit A

Buyer’s Representative Exhibit A

Cap 11.6(b)

Cash and Cash Equivalents Exhibit A

Casualty 12.21

CCNs 10.12

Certificate of Need 3.7

CERCLA 3.14

Claims Period Exhibit A

Closing 2

Closing Date 2

Closing Documents 3.25

Closing Financials 1.8

CMS 10.12(a)

COBRA 10.10

Code 1.9

Collection Assets 10.8(b)

Collection Period 10.8(b)

Compliance Program 3.24

Condemnation 12.21

Condemnation Notice 12.21

CON Rights 1.1(i)

Contracts 3.18

Current Asset Reports Exhibit A

Control Exhibit A

DHS 3.6

Deed 2.1(a)

Deemed WARN Act Employee 10.10

Department of Health Recitals

Documents Exhibit A

DOH’s Approved Date of CHOW 1.10

Effective Date Introduction

EMP Introduction

EMP Real Property 1.1(a)

Employee Benefits Plans 3.12

Employees 10.10

Environmental Laws 3.14

ERISA 3.12

ERISA Affiliate 3.12

Escrow Agent 1.8

Escrow Agreement 1.8

Escrow Amount 1.8

Exchange Transaction 12.26(b)

Excluded Affiliate Contract 1.2(f)

Excluded Assets 1.2

Excluded Intellectual Property 1.2(c)

Experimental Procedure Exhibit A

Facility Records 1.1(f)

Financial Statement Date 3.4(b)

Financial Statements Exhibit A

Fraud Exhibit A

GAAP 3.4

Government Program Proceeding 3.8

Government Programs 1.3

Governmental Authority Exhibit A

Hazardous Materials Exhibit A

HIPAA 2.3

Hired Employees 10.10(a)

Hired Employees PTO Amount 10.10(c)

HITECH Act 3.9

IMPACT Act 3.9

Indemnified Party 11.3

Indemnifying Party 11.3

Insolvency Event(s) 7.6

Inspection Reports 1.5

Intellectual Property Exhibit A

Interim Statements 5.5

Inventory 1.1(e)

Kelly Holdings Introduction

Lease Assignments 2.1(c)

Leased Personal Property 1.1(d)

Liens Exhibit A

Loss 11.1

Losses 11.1

x

Material Adverse Effect Exhibit A

Material Deficiencies 10.14(b)

Medical Records 10.4(a)

Monetary Liens 6.2(b)

New Operator 2.1

Notice of CHOW 1.10

Notices 12.11

NPIs 10.12(a)

Operating Documents 1.1(j)

Operations Transfer Agreement 2.1(f)

Outside Date 2

PAC Funds 1.1(l)

Party Wall Agreement…………………………………………………………………3.10(i)

Patient Exhibit A

Payor Agreements 3.18

PCC 10.4(a)

Permits 1.1(i)

Permitted Encumbrances Exhibit A

Person Exhibit A

Personal Property Leases 1.1(d)

Private Payors 1.3

Provider Agreements 1.1(h)

PTO Exhibit A

Purchase Price 1.6

Purchase Price Allocation Schedule 1.9

Purchase Transaction 1.8

Purchased Assets 1.1

Purchased Deposits 1.1(n)

Real Estate Lessee Exhibit A

RCRA 3.14

Real Property 1.1(a)

Recoupments 1.3

Reimbursable Costs 6.2(b)

Required Consents 7.2(b)

Representatives Exhibit A

Residency Agreements Exhibit A

Responsible Officers of Buyer Exhibit A

Responsible Officers of Sellers Exhibit A

Retained Liabilities 1.3

Retained Receivables 1.2(b)

RTC 3.11

Sellers Introduction

Sellers Indemnified Parties 11.1

Sellers Losses 11.5

Sellers’s Knowledge or Knowledge of Sellers Exhibit A

Sellers’s Representative Exhibit A

Settlement Statement 2.1(k)

SOM 10.12(a)

SNF 1.2(b)

Southern Real Property 1.1(a)

SNF Assets 1.2(c)

Step-Up Deposit 1.8

Surveys 5.8

Tax Return Exhibit A

Taxes Exhibit A

Territory 9.1

Threshold 11.6(a)

Title Commitment 6.2(a)

Title Company 2.1(a)

Title Policy 7.3

Trace Recitals

Transfer Date Exhibit A

Transition Agreements 1.4

Trend of Houston Introduction

Utilities 1.2(d)

Utility Deposits 1.2(d)

WARN Act 3.17(c)

Willful Misconduct Exhibit A

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 31, 2024 (the “Effective Date”), by and between (i) Southern Health Corporation of Houston, Inc., a Georgia corporation licensed to do and doing business in Mississippi with its principal office address being 1002 East Madison, Houston, Mississippi 38851 (“Southern”) and East Madison Property, LLC, a Georgia limited liability company (“EMP”), an affiliate of Southern (Southern and EMP being collectively referred to herein as "Sellers" or individually a “Seller”) and (ii) Kelly Holdings Houston, LLC, a Mississippi limited liability company with its principal office address being 125 Fountains Boulevard, Madison, Mississippi 39110 ("Kelly Holdings") and Trend Health and Rehab of Houston, LLC ("Trend of Houston") (Kelly Holdings and Trend of Houston are collectively referred to herein as "Buyers" or individually a “Buyer”);

RECITALS:

WHEREAS, Southern owns (i) the SNF, currently known as Trace Extended Care & Rehabilitation, which is a fictious name for the SNF that is registered with the office or the Mississippi Secretary of State, located at 1002 East Madison Street, Houston, Mississippi, 38851 and the SNF Assets and (ii) the Real Property except for the portion thereof shown on the plat of survey attached hereto as Schedule 1.1 identified as Parcel 1, which is owned by EMP;

WHEREAS, Trend of Houston desires to buy from Sellers, and Sellers desire to sell and transfer to Trend of Houston the SNF and the SNF Assets (as described more fully below);

WHEREAS, Kelly Holdings desires to buy from Sellers, and Sellers desires to sell and transfer to Kelly Holdings, the Real Property, including the Building (as described more fully below) and all other buildings, appurtenances, and fixtures thereon as well as all easements relevant to such Real Property;

WHEREAS, the parties recognize and acknowledge that prior to any transfer of the Purchased Assets (as defined below), the Mississippi State Department of Health (the “Department of Health”) must authorize and approve a Change in Ownership Application in order to proceed without the necessity of acquiring a certificate of need; and

WHEREAS, capitalized terms used in this Agreement not otherwise defined herein shall have the meanings set forth in Exhibit A hereto or the location thereof in this Agreement may be located through the Glossary of Defined Terms;

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed jointly and severally by Sellers on the one hand and jointly and severally by Trend of Houston and Kelly Holdings on the other hand, as follows:

1. PURCHASE OF PURCHASED ASSETS

Section 1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), Sellers agree upon payment by Buyers to Sellers of the Purchase Price in accordance with Section 1.6, to sell, convey, transfer, assign and deliver to

Buyers, and Buyers agree jointly and severally to purchase and acquire, the SNF, the SNF Assets, the Real Property (as defined below), and the tangible and intangible assets owned by Sellers included therein, other than the Excluded Assets (hereinafter defined), which purchased and acquired assets shall include, without limitation, the following (collectively the “Purchased Assets”):

(a) the (i) approximately 3.239 acres, more or less, of real property and improvements owned by Southern including the nursing home building containing approximately 31,020 square feet (the “Building”) in which the SNF is currently being operated and such other buildings and fixtures thereon of Southern located at 1000 East Madison Street, Houston, Mississippi, 38851 (the “Southern Real Property”), and (ii) approximately 2.573 acres, more or less, of unimproved real property owned by EMP (the “EMP Real Property”) located adjacent to the Southern Real Property at 1000 East Madison Street, Houston, Mississippi, 38851, the legal description of the Southern Real Property is set forth on Schedule 1.1(a) and the legal description of the EMP Real Property is set forth on Schedule 1.1(b), and such properties together with the Building and all improvements, and all rights, privileges and easements appurtenant thereto (collectively, the “Real Property”);

(b) the licensed sixty-six (66)-bed skilled nursing facility currently known as Trace Extended Care & Rehabilitation, operated in the Building located on the Real Property (the "SNF");

(c) the tangible personal property and intangible personal property owned by Southern and used in connection with the operation of the SNF, including, without limitation, the equipment, machinery, furniture and furnishings, the current list and general location of which are set forth on Schedule 1.1(c) and the Inventory (as defined below) and set forth on Schedule 1.1(e)) (the “SNF Assets”);

(d) the rights and interests of Sellers in the equipment and other personal property leased by Southern under the operating leases (“Personal Property Leases”) listed on Schedule 1.1(d) (the “Leased Personal Property”); provided, however, that any and all equipment and other personal property leased by Southern shall only be included in the Purchased Assets to the extent the underlying lease constitutes an Assumed Contract;

(e) the inventory, including supplies and spare parts, owned by Southern as of the Closing Date that are used or held for use in the operation of the SNF, with no changes from that owned or used as of the Effective Date except resulting from operation of the SNF in the ordinary course of business (the “Inventory”);

(f) all Medical Records owned by or under the custody or control of Southern, all financial, personnel records of Person’s employed by Southern relating to the SNF or the Real Property, all records in Sellers’s possession with respect to equipment owned or leased by Sellers at the Real Property or used by Southern in its current operation of the SNF, medical administrative libraries, patient billing records, and documents, catalogs, books, records, files used in the operation of the SNF at the Real Property (collectively, the “Facility Records”),

(g) the 2019 Ford Transit Van owned by Castlemark Properties, LLC, an affiliate of Southern (the "Vehicle")

(h) the rights and interests, to (i) Southern’s Medicare and Medicaid nursing home provider agreements (the “Provider Agreements”) from and to the extent transferrable (ii) Southern’s Payor Agreements from and to the extent transferable, and (iii) the rights and interests of Southern under contracts, commitments, leases and agreements of Southern listed on Schedule 1.1(h) as of the Effective Date (the “Assumed Contracts”);

(i) to the extent transferrable, the permits, license, certificates, certificates of need and related rights (the “CON Rights”), accreditations held by Southern relating to the ownership, development, and operation of the SNF (including, without limitation, any pending or approved governmental approvals and Southern Medicare provider number for the SNF and other matters listed on Schedule 1.1(i)) (collectively, the “Permits”);

(j) all telephone numbers and telefax numbers used by Sellers in its current operation of the SNF to the extent transferrable;

(k) the rights and interests of Southern in operating and capitalized leases of personal property but only to the extent such operating and capitalized leases are included within the Assumed Contracts;

(l) custodial rights to trust fund accounts of Patients held by Southern to the extent of balances therein as of the Closing and accounts receivable with respect to refundable amounts, if any, prepaid by Patients expressly for periods on or after Closing (“PAC Funds”);

(m) all deposits, if any, but excluding all Utility Deposits (collectively, the “Purchased Deposits”), provided, however, that at no cost or expense to Southern, Southern will cooperate with Buyers using commercially reasonable efforts to enable Buyers to cause all Utilities to be transferred into one of the Buyer’s name concurrent with Closing to the extent possible; and

(n) the interest of Sellers in property of the foregoing types, arising or acquired in the ordinary course of the business of Southern in connection with the operation of the SNF between the Effective Date and the Closing.

Section 1.2 Excluded Assets. Notwithstanding the generality of Section 1.1, those assets, properties and rights of Sellers described below, together with any assets described on Schedule 1.2(m), shall not be transferred to Buyers and shall be transferred to and/or retained by Sellers or an Affiliate of Sellers, as the case may be, on or prior to Closing (collectively, the “Excluded Assets”) and shall not be Purchased Assets or assets of either Buyer after Closing:

(a) all cash and Cash Equivalents, marketable securities and bank accounts excluding any PAC Funds;

(b) all (i) claims, settlements, and rights to retroactive adjustments made under cost reports filed, or to be filed, by or with respect to Southern for services rendered up to and including the Closing Date whether open or closed, arising from or against any Government Program, Private Payor or any other third party payor, including the right to appeal any Government Program determinations relating to settlements and cost reports and any reserves relating thereto, whether open or closed, (ii) credits, offsets, carryforwards or refunds and claims and defenses with respect to Federal, State or local income taxes for periods prior to the Closing Date, and (iii) all accounts receivable owing from third Persons and all intercompany receivables, if any due (collectively, the “Retained Receivables”);

(c) the names “Trace,” “Trace Extended Care & Rehabilitation,” “Southern Health,” “Southern Health Corporation of Houston,” “MedCare South,” “SunLink,” “Envision," "Envision Health Resources," "Envision (USA)," or any iteration or variation of any thereof, and any other trade names, trademarks, service marks, and logos (or variations thereof) of Sellers associated with such names or any iteration or variation of any thereof, and the URL, and domain names of any website associated with such names (or variations thereof), all of the foregoing individually and together with all other items of Intellectual Property of Sellers unless any such items are specifically identified herein as to be transferred to either Buyer hereunder, collectively the “Excluded Intellectual Property”;

(d) all deposits for telephone, internet, cable television, natural gas, electricity, water, sewer, and similar services (such services individually and collectively the “Utilities” and such deposits individually and collectively the “Utility Deposits”);

(e) all rights to, and defenses of, causes of action, lawsuits, judgments, claims and demands, of any nature available to or being pursued by or against the Sellers existing on the Closing Date or arising from the Sellers’s operations prior to the Closing Date whether or not booked and included as a receivable in Sellers’s SNF Current Assets Reports and whether or not disclosed and all rights and defenses in respect of any obligations or liabilities not constituting Assumed Liabilities;

(f) the Purchase Price and the rights that accrue to Sellers or any Affiliate of Sellers under this Agreement or under any Ancillary Agreements or under any assumed contract to which Sellers or any Affiliate of Sellers are a party described on Schedule 1.2(f) (an “Excluded Affiliate Contract”);

(g) all rights to proceeds from property, liability, medical malpractice, workers compensation and other insurance policies relating to claims arising or relating to any period prior to Closing whether or not Sellers have an obligation to indemnify Buyers pursuant to Section 11.2 or otherwise in respect of matters covered thereby;

(h) Tax Returns (including all related schedules, records, files and other documents and all other records required by Applicable Law to be maintained to support such Tax Returns), and other Tax records of Sellers;

(i) any and all claims and defenses, of whatever nature relating to Taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance arising during or relating to any period prior to Closing;

(j) all insurance policies maintained by Sellers, and the rights to receive payments thereunder including all unearned premiums and all rights relating to claims for Losses prior to Closing or related to any Excluded Assets;

(k) the charter documents of the Sellers, minute books, stock ledgers, tax identification numbers, books of account and other constituent records relating to the corporate organization of the Sellers and Sellers’s records relating to the Excluded Assets (as defined below), as well as any records which by law Sellers are required to maintain in its possession;

(l) all ownership and other rights in connection with and the assets of Sellers’s or its Affiliates’ employee benefit plans, and contracts or agreements related thereto;

(m) the tangible and intangible personal property described on Schedule 1.2(m);

(n) any Permit or similar right issued to or which the Sellers are the beneficiary of that by its terms or under Applicable Law is not transferable to Buyer, including those indicated on Schedule 1.2 (n) as not being transferable;

(o) any contingent worker’s compensation receivables accruing or relating to any period prior to the Closing;

(p) all cost reports filed prior to the Closing Date and all correspondence, work papers, and other documents relating to such cost reports and any review or settlement thereof;

(q) all rights under Contracts that do not constitute Assumed Contracts;

(r) all information, documents, and communications of Sellers prepared in connection with or in contemplation of this Agreement and the Ancillary Agreements, including legal privileges (attorney-client and other) and all work product of its counsel prepared in connection with or in contemplation of this Agreement or any Ancillary Agreements to which the Sellers or any Affiliate of Sellers are a party;

(s) all Documents relating exclusively to an Excluded Asset;

(t) Any rights, Permit, Certificate or other assets which are not included as one of the “Purchased Assets” in this Agreement.

Section 1.3 Retained Liabilities. In connection with the conveyance of the Purchased Assets, Buyers shall not assume, and Sellers shall retain, all indebtedness and obligations of Sellers existing at the Closing Date, (other than, in each case, the Assumed Liabilities) (collectively, the “Retained Liabilities”) consisting of: (i) indebtedness for borrowed money, capital leases or obligations for the deferred payment of the purchase price of property or services of Sellers existing on or incurred prior to the Closing Date (except under any Ancillary Agreement) (ii) liabilities (including contingent liabilities) incurred or accruing prior to Closing, (iii) claims or potential claims by Medicare, Medicaid, CHAMPUS/TRICARE and other similar programs of federal or state Governmental Authorities (“Government Programs”) and/or commercial third party payors other than pursuant to Government Programs (“Private Payors”) in respect of cost reports filed by Southern, or to be filed, for periods prior to Closing relating to services rendered up and including to the Closing Date, (iv) liabilities and obligations of Southern and its Affiliates arising under the terms of all Government Programs or Payor Agreements relating to services rendered by Southern prior to Closing (“Recoupments”), (v) any liabilities or obligations to the extent arising with respect to any of the Excluded Assets, (vi) subject to Section 11.6, any civil or criminal obligation or liability resulting from any violation by Sellers prior to the Closing of Applicable Law or resulting from any investigations of Governmental Authorities, or any claims or actions by Government Authorities against, Sellers with respect to acts or omissions of Sellers prior to the Closing, (vii) federal or state income tax liabilities of Sellers, (viii) except for the Assumed Liabilities, other liabilities existing at, or indebtedness or obligations of Sellers undertaken or assumed, prior to Closing, (ix) all obligations or liabilities of any nature for any compensation or benefits of any kind or nature to the employees of Sellers related to services rendered prior to the Closing, (x) all obligations or liabilities arising under or related to Southern’s Employee Benefit Plans, including, without limitation, workers’ compensation claims which relate solely to events occurring prior to the Closing, and (xi) except as otherwise provided in this Agreement, performance and payment of the obligations or liabilities incurred by Sellers in respect of periods of ownership or operations by Sellers prior to Closing.

Section 1.4 Assumed Liabilities. In connection with Buyers' purchase of the Purchased Assets, Buyers shall assume at Closing the following indebtedness, commitments, liabilities, and obligations of Sellers and/or related to the Purchased Assets: (i) payment following the Closing of the obligations of Sellers in respect of property taxes and Utilities for the Real Property, personal property, but only to the extent related to periods after Closing or accounted for by the proration under Section 1.7; (ii) performance following the Closing of the obligations of Sellers under the Provider Agreements with respect to obligations incurred with respect to any period after the Closing; (iii) performance following the Closing of the obligations related to periods after Closing under the Permits; (iv) RESERVED (v) performance and payment of all obligations and liabilities arising or incurred in respect of the Ancillary Agreements, in each case arising in or related to periods after Closing; (vi) unless one of the Buyers gives Notice to the Sellers at least 30 days prior to Closing that it will not require services after the Closing under one or more of the Contracts listed on Schedule 1.4(vi) (the “Transition Agreements”), performance and payment of all obligations and liabilities arising or incurred under a Transition Agreement for the period from Closing to and through the date that ends with the expiration of the minimum notice period (set forth on Schedule 1.4(vi) opposite the applicable Transition Agreement) that Kelly Holdings or Trend of Houston, as applicable, will provide to Sellers if Kelly Holdings or Trend of Houston, as applicable, no longer desires to receive services under the applicable Transition Agreement, provided that Kelly Holdings or Trend of Houston, as applicable, agrees to indemnify and hold Sellers harmless (without regard to the limitations of Section 11.6) from any and all claims with respect to each Transition Agreement during the period after Closing that Kelly Holdings or Trend of Houston, as applicable, is receiving services thereunder and during any applicable notice period with respect thereto; and (vii) performance and payment of all obligations or liabilities incurred in respect of periods of ownership or operations by Kelly Holdings or Trend of Houston, as applicable, of the Purchased Assets following the Closing (amounts referred to in this Section 1.4(a), collectively, the “Assumed Liabilities”).

Section 1.5 Inspections. No less than ten (10) Business Days following the Effective Date, Buyers will furnish Sellers with true and complete copies of any written environmental site assessments and physical inspection reports conducted by or on behalf of Buyer with respect to the Purchased Assets (individually an “Inspection Report” and collectively the “Inspection Reports”). Sellers hereby represents that, prior to the Effective Date, it furnished Buyers with all surveys, reports regarding roof, building and mechanical systems inspections, and environmental site assessments in Sellers’s custody and control, to the extent permitted by the terms of such reports, subject to Buyers' understanding that Buyers shall not be entitled to rely on any such prior reports without the consent of the firm preparing such prior surveys, reports, or environmental site assessments and that Sellers makes no representation or warranty of any kind whatsoever with respect to any such prior surveys, reports, or environmental assessments other than that any such furnished report is to Sellers’s Knowledge a true and correct copy of such report.

Section 1.6 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers herein set forth and as consideration for the sale and purchase of the Purchased Assets as contemplated herein, the purchase price shall be an amount equal to Seven Million One Hundred Thousand and No/100 Dollars ($7,100,000.00) (the “Purchase Price”). The Purchase Price shall be delivered to Sellers at Closing via wire transfer of immediately available funds to an account designated by Sellers in writing: plus or minus the proration of items pursuant to Section 1.7 between Buyer and Sellers at Closing.

Section 1.7 Prorations. Except as otherwise provided herein, Sellers and Buyers shall prorate as of the Closing Date with respect to (a) ad valorem taxes, real property taxes, personal property taxes and “bed taxes,” if any, on the owned Purchased Assets based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Closing Date and in the same taxable period following the Closing Date, (b) rents or other amounts payable with respect to any Assumed Contract, and (c) all Utilities servicing the Real Property, based in each case upon number of days occurring prior to the Closing Date and following the Closing Date during the billing period for each such Utility charge; provided however that the proration for real estate taxes for 2024 shall be based on the 2023 assessment if the 2024 assessment is not available, and Kelly Holdings shall be responsible for any increase in the 2024 assessed value (if the 2023 assessment is used due to the 2024 assessment not being yet available). Neither Chickasaw County nor the City of Houston separates the ad valorem taxes associated with the Hospital and the ad valorem taxes associated with the SNF making it impossible as of the Effective Date to provide a reasonable determination as to the amount of 2024 real and personal property taxes that will be assessed to the SNF. Furthermore, to the best Knowledge of the Buyers, the reassessed taxes for each of the SNF and the Hospital will not be determined until July 2025 or thereafter. The Parties thus agree that as soon as possible following the separate reassessment of the real and personal taxes for the SNF and the Hospital, the Parties will prorate the 2024 property taxes based on a ratio of such reassessed values, and as promptly as practicable but no later thirty (30) days after the date the reassessed values of the tax rolls of Chickasaw County are published, there will be an adjustment for any corrections to the prorations.

Section 1.8 Earnest Money Escrow. Concurrently with the execution of this Agreement, Sellers and Buyers will enter into an escrow agreement in substantially the form attached hereto as Exhibit B or such other form as shall be acceptable to the parties and the Escrow Agent (the “Escrow Agreement”). Within three (3) Business Days following the execution of this Agreement by Buyers, Buyers shall deposit Two Hundred Thousand Dollars ($200,000) as a non-refundable earnest money in escrow (the “Escrow Amount”) with Wise Carter Child & Caraway, acting solely as an authorized title insurance issuing agent for Old Republic National Title Insurance Company (the “Title Company”) as escrow agent (the “Escrow Agent”) pursuant to such Escrow Agreement. A step-up deposit of an additional Fifty Thousand Dollars ($50,000.00) shall be deposited by Buyers with the Escrow Agent within three (3) Business Days after the expiration of the Due Diligence Period (as defined in section 6.3) (the “Step-Up Deposit”). The Escrow Amount and the Step-Up Deposit will be held by the Escrow Agent under the terms of the Escrow Agreement. At Closing, the Escrow Amount and Step-Up Deposit will be paid over to Sellers and credited against the cash portion of the Purchase Price payable by Buyers or if the transaction contemplated by this Agreement (the "Purchase Transaction") does not close, distribution of the Escrow Amount and the Step-Up Deposit shall be handled in accordance with Article 6 of this Agreement if Buyer terminates prior to the end of the Due Diligence Period and then pursuant to section 10 of this Agreement thereafter. Each of Buyer and Sellers will bear one-half of the Escrow Agent’s fees and expenses.

Section 1.9 Purchase Price Allocation. The Purchase Price shall be allocated among the Purchased Assets in accordance with their fair market values as mutually determined by Buyers and Sellers and attached hereto as Schedule 1.9 (the “Purchase Price Allocation Schedule”). Buyers and Sellers agree to cooperate in good faith to promptly agree upon the Purchase Price Allocation Schedule, to the extent it is not attached to this Agreement as of the Effective Date. Buyers and Sellers shall file any tax returns and any other governmental filings on a basis consistent with such allocation of fair market value and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyers and Sellers shall exchange drafts of any information returns required by Code Section 1060, and any similar state statute that is applicable, at least thirty (30) days before filing such returns and shall discuss in good faith any modification suggested by the receiving party. The parties hereto shall make appropriate adjustments to the allocations on the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price.

Section 1.10 Department of Health's Approval of Change of Ownership The Buyers and Sellers recognize and acknowledge that Mississippi law requires that a change of ownership of a health care facility, including a skilled nursing facility, requires a certificate of need unless a notice of such change of ownership is filed with the Department of Health at least thirty (30) days prior to the transfer or change of ownership of the health care facility from the then-current owner (in this case, the Sellers) to the new owner (in this case, Trend of Houston). The parties further recognize and acknowledge (i) the benefit of filing such notice of change of ownership (“Notice of CHOW”) with the Department of Health prior to any transfer of the Purchased Assets rather than seeking to acquire a certificate of need in order to transfer the Purchased Assets and (ii) the necessity of receiving official correspondence from the Department of Health acknowledging the filing of the Notice of CHOW and granting the parties approval of the transfer of ownership as of or after a specifically designated date (the "DOH's Approved Date of CHOW"). The Buyers and Sellers agree to cooperate with each other and work together to complete a Notice of CHOW and to file such Notice of CHOW as soon as possible following the Effective Date. The Buyers agree to pay the filing fee in the amount of Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for such Notice of CHOW. The parties hereby agree and acknowledge that the Closing (as defined below) cannot occur prior to the DOH's Approved Date of CHOW. Notwithstanding anything herein to the contrary, should the parties timely submit to the Department of Health the Notice of CHOW but, after the Department of Health's review of such Notice of CHOW, should Department of Health expressly refuse to provide its approval of the CHOW or the DOH's Approved Date of CHOW, the parties agree to consider in good faith and discuss with the DOH what changes to the provisions hereof or what additional terms or conditions to propose to the DOH to address DOH’s objection or reason for disapproval of the CHOW and to endeavor to agree on such changes in the terms and conditions hereof. Should the parties fail to agree to the necessary changes or additions to the terms and conditions hereof, this Agreement shall immediately terminate, and the Escrow Amount and Step-Up Deposit shall be refunded to the Buyers.

2. CLOSING.

Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Section 7 and Section 8 hereof, the consummation of the Purchase Transaction (the “Closing”) shall take place in the offices of Smith, Gambrell & Russell at 1105 West Peachtree Street, Atlanta Georgia, effected remotely via the electronic exchange of PDF documents between counsel for the Buyers and counsel for the Sellers, and by the delivery by each Party of executed closing documents to the Escrow Agent, as required by this Agreement, or as otherwise reasonably required by the Escrow Agent, and by payment to the Escrow Agent of the Purchase Price pursuant to Section 1.6. Unless otherwise mutually agreed by Buyers and Sellers, the Closing shall occur on and be effective as of 11:59 P.M. on May 31, 2024 (the “Closing Date”) with the transfer of operations (the Transfer Date (as defined in Exhibit A)) to become immediately effective as of 12:00.01 A.M. on June 1, 2024; provided, however, in no event, absent default by one or more of the Parties hereto or agreement in writing by such Parties, shall the Closing Date be later than July 31, 2024 (the “Outside Date”).

Section 2.1 Actions of Sellers at Closing. At the Closing and unless otherwise waived in writing by Buyers, Sellers shall deliver to Buyer the following:

(a) (i) Two Special Warranty Deeds, with covenants against grantors acts only, fully executed and in recordable forms, one conveying to Kelly Holdings good, marketable, and insurable fee simple title to the Southern Real Property in substantially the form attached hereto as Exhibit H and one conveying to Kelly Holdings good, marketable, and insurable fee simple title to the EMP Real Property in substantially the form attached hereto as Exhibit J, each Special Warranty Deed subject only to the Permitted Encumbrances that Sellers are not required to remove or cure pursuant to Section 6.2 unless Sellers otherwise remove or cure any such encumbrance after objection thereto by Kelly Holdings pursuant to Section 6.2 (as used in this Agreement, “good, marketable, and insurable fee simple title” shall mean insurable by a nationally recognized title company mutually acceptable to Kelly Holdings and Sellers (the “Title Company”), who may also be the Escrow Agent, at standard rates) (such deed or deeds collectively, the “Deed”) and (ii) one Quitclaim Deed from Southern to Kelly Holdings conveying any and all interest Southern may have in that certain parcel that includes the driveway access from Madison Street to the SNF in substantially the form attached hereto as Exhibit M (the "Quitclaim Deed");

(b) General Assignment, Conveyance, and Bill of Sale (the "Bill of Sale") substantially in the form attached as Exhibit C, fully executed by Southern, conveying to Trend of Houston good and valid title to the owned tangible personal property that is a part of the Purchased Assets, free and clear of Liens other than the Assumed Liabilities and personal property encumbrances referred to in Section 3.11 or Schedule 3.11;

(c) An Assignment and Assumption of the Real Estate Lease Agreement substantially in the form attached hereto as Exhibit D (the “Lease Assignment”), fully executed by Sellers, assigning and conveying to Kelly Holdings and Trend of Houston Sellers’s interest in the Real Estate Lease that Kelly Holdings and Trend of Houston have agreed to assume;

(d) The Assignment and Assumption Agreement substantially in the form attached as Exhibit E (the “Assignment and Assumption Agreement”), fully executed by Seller, assigning and conveying to Trend of Houston the Southern’s interest in the Assumed Contracts and assignable Permits, if any, subject to Southern’s reservation of rights under the Provider Agreements and Payor Agreements as provided herein;

(e) General Intangibles Assignment Agreement substantially in the form attached as Exhibit K, fully executed by Southern, conveying to Trend of Houston all of Southern’s certificate of need rights and regulatory authority to operate the SNF;

(f) Such instruments and documents as reasonably required by the Title Company to issue the Title Policy under the Title Commitment at Closing, including, but not limited to, an affidavit of title in the form reasonably required by the Title Company in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens, for unrecorded easements or for other rights of parties in possession except as otherwise disclosed thereon; an affidavit of Sellers’s residence; and a Sellers’s Affidavit Regarding Brokers, in each case in the form reasonably required by the Title Company;

(g) Copies of resolutions duly adopted by the Board of Directors of Southern, and the sole member of EMP authorizing and approving each’s performance of the Purchase Transaction and the execution and delivery of this Agreement, and in the case of Southern, the Operations Transfer Agreement that provides for the terms and conditions regarding the transfer of the operations of the SNF from the Southern to Trend of Houston, the Ancillary Agreements, and the documents to be executed by the Parties described herein, certified as true and of full force as of the Closing, by an appropriate officers of Sellers;

(h) Reserved;

(i) Certificates of the Chief Executive Officer or President of each of Sellers, certifying that each covenant and agreement of Sellers to be performed and prior to or as of the Closing pursuant to this Agreement has been performed in all material respects and the representations and warranties of Sellers, are true and correct in all material respects on the Closing Date, as if made on and as of the Closing (in which case they shall be true and correct in all respects);

(j) Certificates of incumbency for the officers of Sellers executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(k) A Foreign Investment in Real Property Tax Act affidavits executed by Sellers in the form of Exhibit F;

(l) A mutually acceptable settlement statement prepared by the Title Company (the “Settlement Statement”);

(m) A completed Mississippi Department of Revenue Form 89-386, Mississippi Affidavit for Withholding Tax on the Sale of Real Estate by a Non-Resident with Sellers required to pay the amount of withholding tax to the Closing Agent for remittance to the Mississippi Department of Revenue;

(n) An executed Operations Transfer Agreement in substantially the form attached as Exhibit I, which Exhibit I will be fully negotiated and provided to each party no later than five (5) Business Days after the Effective Date;

(o) Evidence of insurance to the extent required by Section 10.15;

(p) Transfer of title of the Vehicle;

(q) An executed Party Wall Agreement in substantially the form attached as Exhibit L;

(r) An executed shared drive easement between Southern, as grantor, and Kelly Holdings, as grantee;

(s) An executed shared drive easement between Kelly Holdings, as grantor, and Southern, as grantee; and

(t) Such other instruments and documents as are necessary and are reasonably requested by Buyers, Escrow Agent or Title Company to effect the Purchase Transaction.

Section 2.2 Actions of Buyers at Closing. At the Closing and unless otherwise waived in writing by Sellers, the designated Buyer or Buyers shall deliver to Sellers the following:

(a) Buyers - The Purchase Price in cash by wire transfer in accordance with Section 1.6 hereof;

(b) Kelly Holdings - Copies of resolutions duly adopted by the manager or members of Kelly Holdings, authorizing and approving Kelly Holdings’ performance of its obligations contemplated by the Purchase Transaction and the execution and delivery of this Agreement, all Ancillary Agreements to which Kelly Holdings is a party, and the documents described in this Agreement, certified as true and in full force as of the Closing, by the manager or members of Kelly Holdings;

(c) Trend of Houston - Copies of resolutions duly adopted by the manager or members of Trend of Houston, authorizing and approving Trend of Houston's performance of its obligations contemplated by the Purchase Transaction and the execution and delivery of this Agreement, the Operations Transfer Agreement, all Ancillary Agreements, if any, to which Trend of Houston is a party, and any such documents, agreements and/or assignments described in this Agreement, certified as true and in full force as of the Closing, by the manager or members of Trend of Houston;

(d) Buyers - Certificates of the manager or board of managers or members of each of Kelly Holdings and Trend of Houston, certifying that each covenant and agreement of each of Kelly Holdings and Trend of Houston to be performed prior to or as of the Closing pursuant to this Agreement, the Operations Transfer Agreement, and all Ancillary Agreements, if any, has been performed in all material respects and the representations and warranties of each of Kelly Holdings and Trend of Houston are true and correct in all material respects on the Closing Date, as if made on and as of the Closing (unless such representations and warranties are already qualified by materiality, in which case they shall be true and correct in all respects);

(e) Buyers - Certificate of incumbency for the managers or members of each of Kelly Holdings and Trend of Houston executing this Agreement or any Ancillary Agreement or making certifications for the Closing dated as of the Closing Date;

(f) Buyers - An executed Assignment and Assumption of Real Estate Lease in substantially the form attached as Exhibit D;

(g) Buyers - The Settlement Statement;

(h) Trend of Houston - An executed Operations Transfer Agreement in substantially the form attached as Exhibit I, which Exhibit I will be fully negotiated and provided to each party no later than five (5) Business Days after the Effective Date;

(i) Trend of Houston - An executed Assignment and Assumption Agreement in substantially the form attached as Exhibit E;

(j) Kelly Holdings - An executed Party Wall Agreement in substantially the form attached as Exhibit L;

(k) Kelly Holdings - An executed shared drive easement between Southern, as grantor, and Kelly Holdings, as grantee;

(l) Kelly Holdings - An executed shared drive easement between Kelly Holdings, as grantor, and Southern, as grantee;

(m) Trend of Houston - An executed General Tangibles Assignment Agreement in substantially the form attached as Exhibit K; and

(n) Buyers - Such other instruments and documents as are necessary and reasonably requested by Sellers or Title Company to effect the transactions contemplated hereby.

Section 2.3 Actions of Buyers and Sellers. The Buyers and Sellers agree to comply with any provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) Privacy, Security, Transaction and Code Set Standards that are applicable to the transfer of the Purchased Assets.

Section 2.4 Allocation of Certain Closing Costs. Certain closing costs shall be allocated as provided in Exhibit G.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Prior to execution of this Agreement, Sellers have delivered to Buyers the Sellers’s Schedules referencing items of disclosure relating to the representations and warranties of Sellers contained in this Agreement. As of the date hereof, and (when read in light of the Schedules as and to the extent updated in accordance with the provisions of Section 12.1 hereof), as of the Closing Date, Sellers represents and warrants to Buyers the following:

Section 3.1 Existence and Capacity. Southern is a corporation and EMP is a limited liability company, each duly organized and validly existing in good standing under the laws of the State of Georgia, and Southern is qualified to do business in Mississippi and in good standing with the State of Mississippi. Sellers have the requisite corporate power or limited liability company power, as the case may be, and authority to enter into this Agreement, the Operations Transfer Agreement, the Ancillary Agreements, and the Closing Documents, to perform its obligations hereunder and thereunder and to conduct its business as now being conducted.

Section 3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Sellers, and all other agreements referenced herein, or ancillary hereto, to which a Seller is a party, and the consummation of the Purchase Transaction contemplated herein by Sellers:

(a) are within its corporate or limited liability company powers, as the case may be, are not in contravention of Applicable Law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate or limited liability company, as the case may be, action;

(b) except as provided in Section 1.10 above and Section 5.4 below or as set forth on Schedule 3.2(b), do not require any approval or consent of, or filing by Sellers, or to Sellers’s Knowledge, by Sellers with, any Governmental Authority bearing on the validity of this Agreement, the Operations Transfer Agreement, or the Ancillary Agreements that is required by Applicable Law;

(c) except as may otherwise be set forth on Schedule 3.2(c), will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any debt instrument or other indenture, agreement, lease, instrument or understanding to which it is a party or by which either is bound;

(d) will not violate in any material respect any Applicable Law.

Section 3.3 Binding Agreement. This Agreement, the Operations Transfer Agreement, the Ancillary Agreements, and all other agreements to which Sellers will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Sellers and are or will be enforceable against Sellers in accordance with the respective terms hereof or thereof except as such enforcement may be limited by laws affecting creditors’ rights generally and by general equitable principles.

Section 3.4 Financial Statements. Sellers have delivered to or, when delivery is impractical, made available for inspection by Buyers via an electronic “data room” true and correct copies of:

(a) the unaudited Financial Statements of the SNF, copies of which Financial Statements are attached as Schedule 3.4;

(b) for the nine fiscal months ended March 31, 2024 (the “Financial Statement Date”) and for the fiscal years ended June 30, 2023, 2022, and 2021, the SNF’s unaudited: (i) Current Assets Reports containing selected line items consisting of net accounts receivable, inventory and fixed assets and (ii) income statements. Each of the foregoing Current Assets Reports and income statements were compiled from Southern’s books and records and were prepared in the normal course of business based upon the books and records of the Sellers as historically maintained and are believed by Sellers to fairly represent, in all material respects, the SNF’s net accounts receivable, inventory and fixed assets, and results of operations in accordance with the SNF’s normal internal accounting practices consistently applied in all material respects as of the dates and for the periods indicated thereon.

Section 3.5 Certain Post Financial Statement Date Results. Except as set forth in Schedule 3.5, since the Financial Statement Date referenced in Section 3.4 there has not been any:

(a) material damage, destruction, or loss in excess of $200,000 (not covered by insurance) affecting the tangible Purchased Assets;

(b) Material Adverse Effect;

(c) to Sellers’s Knowledge, threatened employee strike, work stoppage, or labor dispute pertaining to Sellers or the SNF;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Purchased Assets having a value in excess of Twenty-Five Thousand Dollars ($25,000) (other than supplies and inventory), except in the ordinary course of business which is not replaced by Sellers with property, plant or equipment of comparable value prior to Closing;

(e) general increases in the compensation payable by Sellers to its employees providing services to the SNF, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, except in the ordinary course of business and except for a stay bonus payable by Sellers to its one or more of its officers;

(f) material changes in the rates charged by the SNF for its services, other than those made in the ordinary course of business;

(g) material changes in accounting methods or practices or changes in depreciation or amortization policies, employed by Sellers with respect to the Real Property, except as otherwise required by GAAP guidelines issued by the Public Company Accounting Oversight Board, or Applicable Law including regulations, requirements and guidelines issued by the Securities and Exchange Commission or any Government Program;

(h) material transaction pertaining to the SNF by Sellers outside the ordinary course of business.

Section 3.6 Licenses. The SNF is and will be duly licensed, as of the date of Closing, as a sixty-six (66)-bed skilled nursing facility pursuant to the applicable laws of the State of

Mississippi. All healthcare operations of the SNF which are required to be specially licensed are duly licensed by the Department of Health, including its Division of Health Facilities Licensure and Certification or other appropriate licensing agency (“DHS”), except where the failure to be so licensed would not adversely affect in any material respect the ability of Southern to carry on the business of operating the SNF substantially in the manner as currently conducted. Southern has (i) all other material licenses, registrations, permits, and approvals that are necessary or required by Applicable Law to operate the SNF or any material ancillary services related thereto substantially as presently operated and (ii) made available for inspection by Buyers a list on Schedule 3.6 of all such material licenses, registrations, permits and approvals owned or held by Southern relating to the ownership or operation of the SNF, all of which are to Sellers’s Knowledge now and as of the Closing shall be in good standing and not subject to meritorious challenge, except in any such case where the challenge would not reasonably be expected to have a Material Adverse Effect upon the ability of Southern to operate the SNF substantially in the manner conducted by Sellers as of the Effective Date. Southern shall cooperate reasonably and in good faith with the reasonable requests of Buyers to assist Trend of Houston to transfer or obtain necessary licenses to operate the SNF substantially in the manner and extent as currently conducted.

Section 3.7 Certificates of Need. Schedule 3.7 lists all certificates of need approvals held by Southern with respect to the SNF, which constitute all certificate of need approvals necessary for Southern to own and operate the SNF and to carry on the SNF’s business as currently conducted. Southern and the SNF, as applicable, are, and at all times have been, in material compliance with the terms and conditions of any such certificates of need approvals. Each such certificate of need is valid and in good standing and not subject to meritorious challenge. No Certificate of Need applications, requests for letters of non-reviewability or determination requests pertaining to the SNF are currently pending. As used herein, “Certificate of Need” means a written statement whether in the form of a permit, license or otherwise issued by the DHS evidencing community need for a new, converted, expanded or otherwise significantly modified skilled nursing facility, skilled nursing or rehabilitation service or capital expenditure.

Section 3.8 Medicare Participation/Accreditation. The SNF is qualified for participation in the Government Programs through the provider contracts of Southern is in material compliance with the conditions of participation in such programs and has received all approvals or qualifications necessary for reimbursement thereunder. There is no Government Program Proceeding pending, or, to Sellers’s Knowledge, threatened, involving any of the Government Programs or any other third party payor programs, including the SNF’s participation in and the reimbursement received by Southern with respect to the SNF from the Government Programs or any Private Payor programs. As used herein, “Government Program Proceeding” means any claim, action, arbitration, audit (including, without limitation, any audit by any Medicaid Integrity Contractor, Comprehensive Error Rate Testing, Zone Program Integrity Contractor or similar audits), hearing, investigation, litigation, suit or other similar proceeding by or before a Governmental Authority with respect to or under a Government Program. To Sellers's Knowledge, (i) the billing practices of Southern with respect to the SNF to all third party payors, including the Government Programs and Private Payors have been in substantial compliance with Applicable Laws and mandatory policies of such third party payors including the Government Programs, and (ii) Southern has not billed or received any payment or reimbursement in excess of amounts allowed by Applicable Law, except as and to the extent that liability for such overpayment is either immaterial or has been satisfied in connection with normal cost report settlements in the ordinary course of business. Southern has not been excluded from participation in the Government Programs nor to Sellers’s Knowledge is any such exclusion threatened. Based upon and in reliance upon Sellers’s review of (x) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (y) the “List of Parties Excluded From Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing Employees of Sellers have been excluded from participation in the Government Programs. Except as set forth in a writing delivered by Southern to Buyers or as set forth on Schedule 3.8, Southern has not received any written notice pertaining to the SNF from any of the Government Programs, or any other third-party payor programs of any pending or threatened investigations or open surveys (other than surveys in the ordinary course of business).

Section 3.9 Regulatory Compliance. Except as set forth on Schedule 3.9, to the Knowledge of Sellers, it is and at all times within the three (3)-year period preceding the Effective Date has been, in material compliance with Applicable Laws of Governmental Authorities having jurisdiction over Southern and the SNF with respect to the operations of the SNF and has filed all material reports, data, and other information required to be filed with any Government Authority with respect to the ownership or operation of the SNF. To the Knowledge of Sellers, neither Southern nor any of its Employees, have committed any violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. To the Knowledge of Sellers, Southern is in substantial compliance with the relevant administrative simplification provisions required under HIPAA, including the mandatory electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements (Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) and the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (2009)) and The Improving Medicare Post-Acute Care Transformation Act of 2014 (the “IMPACT Act”).

Section 3.10 Real Property. With respect to the Real Property:

(a) Except as described on Schedule 3.10(a), to Sellers’s Knowledge the Real Property does not violate any Applicable Law, except any such violation that would not adversely affect in any material respect the use thereof as currently being used by Sellers, and Sellers have not received notice of Condemnation or the like relating to any part of the Real Property or the operation thereof;

(b) Except as described on Schedule 3.10(b), Sellers have not received notice that the Real Property or its operation by Sellers violates any applicable zoning ordinances, nor, to Sellers’s Knowledge, will Trend of Houston's operation of a skilled nursing facility, adult resource center or rehabilitation therapy center as operated as by Sellers as of the Effective Date on the Real Property result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and Sellers have received no written notice that the buildings and improvements constituting the Real Property are noncompliant with any building codes, including life safety codes related to sprinkler systems and/or other fire safety-related matters except for any violations previously remediated;

(c) Except as described on Schedule 3.10(c), the Real Property (i) includes all easements, rights of way, and access agreements to make such property usable for its current use, and the title insurable and marketable for use as a skilled nursing facility, and to Sellers’s Knowledge is in material compliance with applicable Department of Health rules and regulations regarding the physical aspects of skilled nursing facilities, and (ii) is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make such property unusable for its current use or the title uninsurable or unmarketable or that materially restrict or impair the use, marketability or insurability of the Real Property for use as a skilled nursing facility, including in compliance with all Department of Health rules and regulations regarding skilled nursing facilities;

(d) Except as described on Schedule 3.10(d) and subject to any applicable “grandfathered” or other pre-existing rights and conditions under Accessibility Laws, the Real Property is in substantial compliance with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable Mississippi state statute relative to accessibility with respect to Sellers’s current use of the Real Property (these laws are referred to, collectively, as the “Accessibility Laws”), and there is no pending, or, to Sellers’s Knowledge, threatened litigation, administrative action or complaint (whether from any Governmental Authority or from any other Person) relating to compliance of any of the Real Property with the Accessibility Laws;

(e) Reserved

(f) Reserved

(g) Except as described on Schedule 3.10(g), Sellers have not received any written notice of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would materially and adversely affect the current use of any part of the Real Property;

(h) Except as described on Schedule 3.10(h), the Real Property is not located within a one-hundred-year flood plain or, to Sellers’s Knowledge, an area identified by the Secretary of Housing and Urban Development as having “special flood hazards,” as such term is used in the National Flood Insurance Act of 1968, as amended and supplemented by The Flood Disaster Protection Act of 1973, and in regulations, interpretations and rulings thereunder; and

(i) Except as described on Schedule 3.10(i) and in the Party Wall Agreement in the form attached hereto as Exhibit L, to Sellers’s Knowledge: the existing improvements located upon the Real Property do not encroach upon adjacent premises or upon existing utility company easements and existing restrictions are not violated by the improvements located on the Real Property.

Section 3.11 Title; Sufficiency of Assets. As of the Closing, Sellers shall own and hold good and marketable title to the Real Property other than Permitted Encumbrances and good and valid title to all other owned Purchased Assets and a good and valid leasehold interest in the Leased Personal Property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge. The

Purchased Assets consist of the Real Property and all the assets used to operate and are adequate for the purposes of operating the SNF as a sixty-six-bed skilled nursing home in the manner in which it has been operated by Sellers immediately prior to Closing, including sufficient internet broadband access, [except for assets utilized by the SNF in Southern’s home office such as computers, copiers, licensed software, cost report records, etc.,] to provide accounting, financial, and management services to Sellers individually or to one or more and other healthcare facilities owned by Sellers or its affiliates which provides information technology services to the Sellers and the SNF. Except as may be set forth in Schedule 3.11, to Sellers’s Knowledge, there are no material facts or conditions affecting the Purchased Assets (exclusive of those affecting generally the healthcare industry, other skilled nursing facilities similarly situated with the SNF, and other rehabilitation therapy providers similarly situated with rehabilitation therapy provided to SNF Patients that would reasonably be expected, individually or in the aggregate, to interfere with the use, occupancy or operation of the Purchased Assets substantially as currently used, occupied or operated by the Sellers or their adequacy for such use.

Section 3.12 Employee Benefit Plans. Schedule 3.12 contains an accurate list of all “employee welfare benefit plans” and “employee pension benefit plans,” as such terms are defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other group employee benefit plan or similar agreement or arrangement maintained by or for the benefit of Sellers (collectively, the “Employee Benefit Plans”) which relate to the SNF. Neither Sellers nor any Affiliate of Sellers have taken any action, or omitted to take any action, with respect to the Employee Benefit Plans which reasonably would be expected to result in a Lien on any of the Purchased Assets. Neither Sellers nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multiemployer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Benefit Plan which is subject to Title IV of ERISA. Neither Sellers nor any of its ERISA Affiliates has incurred any withdrawal liability, nor does Sellers or any of its ERISA Affiliates have any potential withdrawal liability. Neither Sellers nor any of its ERISA Affiliates has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)) or a plan that was ever subject to Section 412 or 430 of the Code, or Part 3 of Title I of ERISA. For purposes of this Section 3.12, the term “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with Sellers are treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

Section 3.13 Litigation. Schedule 3.13 contains an accurate list of all litigation, arbitrations, or other similar proceedings pending with respect to the Sellers or the Purchased Assets (other than by reason of any sealed complaint of which Sellers have no Knowledge). Sellers are not in default under any order of a Governmental Authority known to Sellers with respect to the SNF or the Purchased Assets. Except as set forth in a writing delivered by Sellers to Buyers or as set forth on Schedule 3.13, there are no claims, actions, suits, proceedings, or investigations pending (other than by reason of any sealed complaint of which Sellers have no Knowledge), or, to the Knowledge of Sellers, threatened by any Governmental Authority with respect to the SNF or the Purchased Assets.

Section 3.14 Environmental Laws. As of the Closing, except as set forth on Schedule 3.14 or as disclosed in the Inspection Reports to Sellers’s Knowledge: (i) the Real Property is in material compliance with Applicable Laws pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (ii) Sellers have not received any notice alleging or asserting either a violation of any applicable Environmental Law or a legal obligation to investigate, assess, remove, or remediate any property that is a Purchased Asset, including but not limited to the Real Property, under or pursuant to any Environmental Law. Except as set forth on Schedule 3.14, to Sellers’s Knowledge, no Hazardous Materials have been, and through the Closing Date will be, possessed, managed, processed, released, handled, disposed of on or released or discharged from or onto, or to Sellers’s Knowledge, threatened, to be released from or onto, the Real Property by Sellers in violation of any applicable Environmental Law. Except as set forth on Schedule 3.14 hereto, Sellers have not allowed, and, to Sellers’s Knowledge, no prior owners, operators or occupants of the Real Property have allowed, any Hazardous Materials to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is or was in violation of any Environmental Law not subsequently remedied, and Sellers have complied in all material respects with Environmental Laws applicable to any part of the Real Property. Sellers shall promptly notify Buyers should Sellers become aware of any lien, notice, litigation, or threat of litigation relating to any alleged or actual unauthorized release of any Hazardous Materials with respect to any part of the Real Property. Except as set forth on Schedule 3.14 or the Inspection Reports: (i) to the Knowledge of Sellers, none of the physical plants located on the Real Property contain regulated asbestos containing materials currently requiring any material abatement or remediation action in order to comply with Applicable Law, and (ii) to the Knowledge of Sellers, there are no other asbestos containing materials within the physical plants located on and comprising a part of the Real Property. Notwithstanding anything else in this Agreement to the contrary, the foregoing sentence and clause (ii) of the first sentence of this Section 3.14 are the sole representations and warranties of Sellers with respect to asbestos containing materials on the Real Property or with respect to asbestos and the physical plants located on and comprising a part of the Real Property and Buyers acknowledge and agree that absent a material breach of the foregoing representations and warranties (and then only to the extent of such breach), Sellers shall have no responsibility whatsoever with respect to any future abatement or remediation or other action with respect to any asbestos containing material on the Real Property or located on the Real Property, including, without limitation, pursuant to Article 11 of this Agreement nor shall any cost or Loss with respect to any asbestos containing material on the Real Property or the physical plants located on and comprising a part of the Real Property form the subject of any Claim under Article 11 or constitute a liability reducing the Threshold or the Cap to which Sellers are entitled under Article 11. Without in any way limiting the generality of the foregoing, to Sellers’s Knowledge, (a) all underground storage tanks located on the Real Property and relevant information in Sellers’s possession relating to the capacity, uses, dates of installation and contents of such tanks located on the Real Property are identified in Schedule 3.14; (b) there are no, nor to the Knowledge of Sellers have there ever been, any collection dumps, pits, disposal facilities or surface impoundments located on the Real Property for the containment of Hazardous Materials except any identified in Schedule 3.14; and (iii) all existing underground storage tanks known to Sellers have been maintained in material compliance with applicable Environmental Laws during Sellers’s ownership. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.14 are the Sellers’s sole and exclusive representations and warranties regarding

Environmental Laws, claims based on Environmental Laws, Permits required under Environmental Laws and any other environmental matters.

Section 3.15 Hill-Burton and Other Liens. Except as set forth on Schedule 3.15, the SNF is not subject to any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar Applicable Laws relating to skilled nursing home facilities. The transactions contemplated hereby will not result in any obligation on Buyers or any of their Affiliates to repay any of such loans, grants or loan guarantees.

Section 3.16 Taxes. With respect to the SNF, except as otherwise set forth on Schedule 3.16, Sellers have filed all income Tax Returns and all other Tax Returns which it is required to have filed under Applicable Law as of the Effective Date (all of which, as amended are true and correct in all material respects) and has duly paid or made provision for the payment of all Taxes which are shown due and payable on any Tax Returns for which Sellers have liability to the appropriate tax authorities. To Sellers’s Knowledge, it has withheld required amounts from its employees’ compensation in substantial compliance with applicable withholding and similar provisions of the Code, including employee withholding and social security taxes, and any other Applicable Laws. No deficiencies for any of such Taxes have been asserted, or to Sellers’s Knowledge, threatened, and no audit on any such returns is currently under way or, to Sellers’s Knowledge, threatened. There are no outstanding agreements by Sellers for the extension of time for the assessment of any such Taxes. Except as set forth on Schedule 3.16, Sellers have not taken and will not take any action in respect of any Taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a Material Adverse Effect upon the Purchased Assets as of or subsequent to Closing. Other than Permitted Encumbrances, there are no Liens on any of the Purchased Assets with respect to and, to Sellers’s Knowledge; no basis exists for the imposition of any such Liens (other than for liens that arise for Taxes that are not yet due and payable).

Section 3.17 Employee Relations.

(a) Except as set forth on Schedule 3.17(a) hereto, there has not been within the last three (3) years, there is not presently pending, or to Sellers’s Knowledge, threatened, and no event has occurred or circumstance exists that to Sellers’s Knowledge would reasonably be expected to provide the basis for, any strike, slowdown, picketing, work stoppage, or employee grievance process, or any proceeding against or affecting Sellers or the SNF relating to an alleged violation of any Applicable Law pertaining to labor relations, including any charge, complaint, or unfair labor practices claim filed by an employee, union, or other Person with the National Labor Relations Board or any comparable Governmental Authority, organizational activity, or other labor dispute against or affecting Sellers. With respect to Sellers’s Employees, (i) no collective bargaining agreement exists or is currently being negotiated by Sellers; (ii) to Sellers’s Knowledge, no application for certification of a collective bargaining agent is pending; (iii) no demand on Sellers have been made for recognition by a labor organization; (iv) to Sellers’s Knowledge, no union representation question exists or union organizing activities are taking place; and (v) none of Sellers’s Employees is represented by any labor union or organization.

(b) To Sellers’s knowledge, Sellers are in compliance in all material respects with Applicable Law relating to employment; employment practices; terms and conditions of employment; equal employment opportunity; nondiscrimination; immigration; wages; hours; benefits; payment of employment, social security, and similar taxes; occupational safety and health; and plant closing related to the SNF, the non-compliance with which would reasonably be expected to result in any material liability. Except as set forth in Schedule 3.17(b), to Sellers’s Knowledge, they are not liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing. Except as set forth in Schedule 3.17(b), there are no pending or, to Sellers’s Knowledge, threatened claims before the Equal Employment Opportunity Commission (or comparable state agency), complaints before the Occupational Safety and Health Administration (or comparable state agency), wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like related to the SNF.

(c) Sellers have made available for inspection by Trend of Houston at the SNF the personnel records of all of Sellers’s Employees who provide services at the SNF and the salary or wage records for such Employees including records reflecting PTO that is accrued or credited but unused or unpaid. Schedule 3.17(c) lists each employment, consulting, independent contractor, bonus, or severance agreement to which Sellers are a party and which relates primarily to the operation of the SNF (copies of each having been made available for inspection by Trend of Houston at the SNF). Schedule 3.17(c) lists the employees of Sellers who had an “employment loss,” as such term is defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”), within the ninety (90) days preceding the Closing; in relation to the foregoing, Sellers have not violated the WARN Act or any similar state or local legal requirements. Except as set forth in Schedule 3.17(c), to Sellers’s Knowledge, no officer, director, agent, employee, consultant, or independent contractor of Sellers are bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or independent contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the SNF.

Section 3.18 Certain Contracts. Schedule 3.18 contains an accurate list of all Contracts, whether or not an Assumed Contract, which to Sellers’s Knowledge materially affect the SNF or the operation thereof (the “Contracts”) and has made available for inspection by Trend of Houston by electronic mail or via a "data room," all such material Contracts, including, without limitation, (a) the Provider Agreements, (b) agreements with health maintenance organizations, managed care organizations, third party payors, preferred provider organizations, or other alternative delivery systems (the “Payor Agreements”), (c) joint venture or partnership agreements, (d) employment contracts or any other contracts, agreements, or commitments to or with employees, (e) contracts with independent contractors and other individual service providers at the SNF, (f) contracts or commitments materially affecting ownership of, title to, use of or any interest in the Real Property, (g) equipment leases, (h) equipment maintenance agreements, (i) agreements with local Governmental Authorities, (j) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (k) agreements providing a Lien other than a Permitted Encumbrance on the Real Property, (l) other than under any Government Program, contracts or commitments providing for payments based in any manner on the revenues or profits of the SNF or the Real Property, (m) contracts or commitments, whether in the ordinary course of business or not, which restrain, in any manner, the operations of the SNF or use of the Real Property (including, but not limited to, noncompetition agreements), and (n) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by the SNF. However, with respect to items (g), (h) and (n) above, Sellers make such representations only with respect to those involving future payments, performance of services or delivery of goods to or by Sellers in an amount or value in excess of Twenty-Five Thousand Dollars ($25,000) on an annual basis, or to the extent such commitments, contracts, leases and agreements are or are proposed to be Contracts to be assigned to and assumed by one of the Buyers.

Section 3.19 Assumed Contracts. Schedule 1.1(h) sets forth a true and complete list of the Contracts constituting Assumed Contracts. Sellers have made available for inspection by Buyers via electronic mail or via an electronic “data room,” true and correct copies of the Assumed Contracts. Sellers represent and warrant with respect to the Assumed Contracts that:

(a) The Assumed Contracts constitute valid and legally binding obligations of Sellers and are enforceable against Sellers in accordance with their terms except as such enforcement may be limited by laws affecting creditors or contractor’s rights generally and by general equitable principles;

(b) Each Assumed Contract together with all identified amendments and supplements thereto or waivers thereunder constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof; and

(c) All material obligations required to be performed by Sellers under the terms of the Assumed Contracts prior to Closing have been or will have been performed in all material respects prior to Closing and each of such Assumed Contracts is in full force and effect without existing material default on the part of Sellers.

Section 3.20 Inventory. The Inventory constituting a part of the Purchased Assets is, in the opinion of the Responsible Officers of Sellers, (i) substantially of a quality and quantity presently usable and/or salable in the ordinary course of business of the SNF and (ii) on the Closing Date, will be being maintained at levels sufficient in all material respects for the operation of the SNF in the ordinary course of business consistent with past practice immediately after the Closing Date; provided that Sellers shall have no obligation to place orders for inventories for periods of time or deliveries after Closing.

Section 3.21 Insurance. Schedule 3.21 sets forth a true and complete list of the insurance policies covering the ownership and operations of Southern at the SNF (other than those related to any Employee Benefit Plans or procured by Persons other than the Company with respect to any leased real property), which Schedule reflects the policies’ numbers, identity of insurers, amounts, and type of coverage. All of such policies are in full force and effect. Sellers have given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions Known to Sellers which are, to Sellers’s Knowledge, covered by insurance, and no insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.21, Sellers have not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies and to Sellers’s Knowledge, no such cancellation or amendment is threatened or (b) to Sellers’s

Knowledge, failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to Sellers or the SNF or the Real Property.

Section 3.22 Experimental Procedures. During the past five (5) years, Sellers have not performed or permitted the performance of any Experimental Procedures involving Patients at the SNF not authorized and conducted in accordance with the procedures of the applicable institutional review board.

Section 3.23 Condition of Assets. Except as identified in the Inspection Reports or as set forth on Schedule 3.23, all material items of tangible Purchased Assets are generally in functional condition, ordinary wear and tear excepted and except as set forth on Schedule 3.23, to Sellers’s Knowledge there are no items of material deferred maintenance necessary to the current functionality of any material item of tangible Purchased Assets as currently used by Sellers. Except as expressly set forth in this Agreement, or the instruments of transfer of the Purchased Assets, to Sellers’s Knowledge, Schedule 3.23 lists to the Knowledge of Sellers, any noncompliance with building and safety codes in the buildings, structures, facilities and major equipment as such assets are currently used.

Section 3.24 Compliance Program. Southern has provided or made available for inspection by Buyers at the SNF or data room a copy of its Current Compliance Program materials, other than materials subject to a legal privilege which Southern believes could be waived by such provision, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies pertaining to the SNF. Except to the extent set forth on Schedule 3.24, Southern (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (c) has not, to Sellers’s Knowledge, been the subject of any Government Program investigation conducted by any federal or state Governmental Authority (other than routine examinations of cost reports), (d) has not been a defendant in any qui tam or False Claims Act litigation (other than by reason of any sealed complaint of which Sellers have no Knowledge), (e) Southern has not been served with or received any search warrant, subpoena, civil investigative demand, or, to Sellers’s Knowledge, any contact letter from any federal or state Governmental Authority (in each case except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the SNF), and (f) has not received any written complaints from employees or any other Person that would indicate that Sellers have violated any Applicable Laws with respect to any Government Program in any material respect that has not been resolved. Schedule 3.24 includes a list of each audit and investigation conducted by Southern pursuant to its Compliance Program during the last three (3) years and related to or involving the SNF. For purposes of this Section 3.24, the term “Compliance Program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

Section 3.25 Disclosure. This Agreement and Schedules and all Closing Documents (as defined below) of Sellers, to Sellers’s Knowledge do not and will not contain any untrue statement of a material fact relating to the SNF or the Purchased Assets. Copies of all documents referred to in any Schedule, to the extent in Sellers’s possession, have been made available for inspection by Buyers via electronic mail or via the "data room," and constitute accurate copies thereof and include all material amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder in Sellers’s possession. The term “Closing Documents” means those documents to be executed and delivered by Sellers and, where appropriate, Kelly Holdings and/or Trend of Houston, at the Closing pursuant to Section 2.

Section 3.26 No Brokers. Except as set forth on Schedule 3.26, Sellers have not engaged any broker, investment banker, financial advisor or other Person or entity on a contingency fee basis in connection with the transactions contemplated by this Agreement.

Section 3.27 No Additional Warranties.

(a) The representations, warranties, and covenants contained in this Agreement are the only representations or warranties or covenants given by the Sellers pursuant to or in connection with this Agreement or the transactions contemplated thereby. Buyers hereby acknowledge that, prior to the Closing Date, it will have conducted or had the opportunity to conduct its own inspection and investigation of Sellers and the Purchased Assets and except with respect to the representations and warranties of Sellers set forth in this Agreement, Buyers are purchasing the Purchased Assets with no other representations, warranties, covenants or guaranties of any kind, express or implied, either oral or written, made by Sellers or any officer, director or employee of Sellers or any agent or representative of Sellers except as set forth herein.

(b) No representation or warranties are made by Sellers in connection with the sale of the Purchased Assets or the operation of the SNF other than as expressly set forth in this Agreement. There is no warranty of merchantability attaching to any of the personal property transferred by this Agreement. Without limiting the generality of the foregoing, Sellers have made no warranty or representation with respect to any of the following items: (i) the future financial condition of the SNF; (ii) the future census of the SNF; (iii) future insurance or reimbursement under any Government Program or by any Private Payor or by any other third party payor; (iv) except as otherwise set forth in this Agreement, the condition of the Building or any other buildings on the Real Property and their contents, including but not limited to the furniture, fixtures, furnishings and equipment; (v) future use or compliance with Government Programs for skilled nursing facilities, nursing facilities, rehabilitation facilities or other uses; (vi) required or necessary staffing patterns; (vii) source or amount of future revenues; (viii) the continued existence, interpretation or future effect of Applicable Laws affecting or relating to the operations of the SNF; (ix) the number of beds for skilled nursing care or authorized capacity for other services that may be licensed to or provided by the SNF or any expansion thereof or of the services provided thereby at any time after the Closing Date; (x) the authority of the SNF, subsequent to the Closing, to continue to admit Patients or provide services to Patients or other participants under any Government Program; or (xi) subsequent to the Closing Date, the status of the Provider Agreements under any Government Program.

(c) Prior to the end of the Due Diligence Period, Buyers will have fully inspected the Real Property and other Purchased Assets, will have made all investigations as they deem necessary or appropriate, and except for any representations of Sellers made in Section 3 of this Agreement, Buyers will be relying solely upon their inspection and investigation of the Real

Property and other Purchased Assets for all purposes whatsoever, including, but not limited, in the case of the Real Property, to, the determination of the condition of the structures, improvements, soils, subsurface, drainage, surface and groundwater quality, and all other physical characteristics; availability and adequacy of utilities; compliance with Applicable Laws; access; encroachments; acreage and other survey matters; and the character and suitability of the Real Property for Buyers' use after Closing. Except for any representations of Sellers made elsewhere in this Agreement, no representation or warranties are made by Sellers in connection with the sale of the Purchased Assets or the operation of the SNF, the condition of the Building or other buildings on the Real Property, or the state of repair of the Building or other buildings on the Real Property including improvements, other than as expressly set forth in this Agreement. In addition, Buyer acknowledges and agrees that except for any representations of Sellers elsewhere in this Agreement, the Real Property is, and the other Purchased Assets are, being purchased and will be conveyed “AS IS” with all faults and defects, whether patent or latent, as of the Closing. There have been no representations, warranties, guarantees, statements or information, express or implied, pertaining to the Real Property, its condition, or any other matters whatsoever, made to or furnished to Buyers by Sellers or any officer, director or employee of Sellers or any employee or agent of Sellers, except as specifically set forth in this Agreement.

Section 3.28 Other Information. Buyers agree that neither Sellers nor any directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents will have or be subject to any liability to Buyers or any other Person resulting from the provision to Buyers, Buyers' use of, any information, document, or material made available to Buyers by Sellers in any “data room” (electronic or otherwise), management presentation, broker’s meeting, marketing materials, or any other form in anticipation of the Purchase Transaction contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained in this Agreement. In connection with Buyers' investigation of the Purchased Assets, Buyers may have received from or on behalf of Sellers budgets and/or oral estimates, projections, forecasts or plans with respect to future operation of the Purchased Assets. Buyers acknowledge that there are uncertainties inherent in such a budget and/or estimates, projections and other forecasts and plans, that Buyers are familiar with such uncertainties, and that Buyers are taking full responsibility for making their own evaluations of the adequacy and accuracy of any such budget, estimates, projections, forecasts or plans.

Section 3.29 Third Party Payor Cost Reports. Southern has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.29. To Sellers’s Knowledge, all of such cost reports accurately reflect the information required to be included thereon and such cost reports do not claim reimbursement in any amount in excess of the amounts to which Sellers believe Southern is entitled by Applicable Law or applicable agreements. Schedule 3.29 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and, to the Sellers’s Knowledge, any and all other unresolved claims or disputes in respect of such cost reports.

Section 3.30 Intellectual Property; Computer Software. The material items of Intellectual Property currently owned, leased or licensed by Southern including agreements, licenses or commitments relating to data processing programs, software or source codes utilized by Southern in connection with the SNF but (i) excluding the operating Documents, (ii) excluding customary “shrink wrap” and similar licenses or (iii) not involving future payments, performance of services or delivery of goods to or by Sellers in an amount or value in excess of Fifty Thousand Dollars ($50,000) on an annual basis are listed in Schedule 3.30. No proceedings are pending, or to the Sellers’s Knowledge, threatened, which challenge the validity of the ownership by Sellers of such Intellectual Property, and, to the Sellers’s Knowledge, there is no basis therefor. Sellers have not licensed anyone to use any Intellectual Property of Sellers other than in connection with the provision of services to Sellers and to the Sellers’s Knowledge, there is no use or infringement of any Intellectual Property of Sellers by any other Person. [To the Sellers’s Knowledge, Sellers owns (or possesses adequate licenses or other rights to use) the items of Intellectual Property, and computer software programs and similar systems used in the conduct of the business of the SNF except for Intellectual Property, and those items of software and similar items, owned or licensed by or to the SNF or to Sellers, as may be applicable, and held or made available for use by Sellers or which are the subject of a Contract which is not an Assumed Contract.] This Section 3.30 constitutes the sole representation and warranty of Sellers under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Sellers or any Affiliate of Sellers of, or with respect to, the Intellectual Property of any other Person.

Section 3.31 Improper Payments. To the Knowledge of Sellers, neither Sellers nor any of their respective directors, officers, employees or agents, have (i) made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with the Sellers or (ii) proposed or offered to make or received any such illegal payments.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, each or both of the Buyers, as appropriate, represent and warrant to Sellers the following:

Section 4.1 Existence and Capacity. Each Buyer is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Mississippi. Each Buyer has the requisite power and authority to enter into this Agreement, the Operations Transfer Agreement, as applicable, the Ancillary Agreements, as applicable, the Closing Documents of Buyers, as applicable, and the other documents and agreements to which each applicable Buyer is or will become a party and to perform its obligations hereunder and thereunder and to conduct its business as now being conducted and as proposed to be conducted immediately after Closing.

Section 4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of each of the Buyers of this Agreement, the Operations Transfer Agreement, as applicable, the Ancillary Agreements, as applicable, the Closing Documents, as applicable, and the other documents and agreements to which each Buyer is or will become a party and the consummation of the transactions contemplated therein by each such Buyer:

(a) are within their respective powers, are not in contravention of Applicable Law or of the terms of their respective organizational documents, and have been duly authorized by all appropriate action of each Buyer;

(b) except with respect to the transfer, assignment and/or issuance of the Licenses and the Provider Agreements (as applicable) and as provided in Section 1.10 above and Section 5.4 below, do not require any approval or consent of, or filing with, any Governmental Authority bearing on the validity of this Agreement, the Operations Transfer Agreement or the Ancillary Agreements which is required by Applicable Law;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which either of them is a party or by which either of them is bound; and

(d) will not violate any Applicable Law.

Section 4.3 Binding Agreements. This Agreement, the Operations Transfer Agreement, and all agreements to which one or both of the Buyers will become a party pursuant hereto are and will constitute the valid and legally binding joint and several obligations of the Buyers and are and will be enforceable against the Buyers, or either of them, in accordance with the respective terms hereof and thereof except as such enforcement may be limited by laws affecting creditors’ rights generally and by general equitable principles.

Section 4.4 Available Capital. Buyers' obligations under this Agreement are not subject to any condition regarding Buyers' ability to obtain financing for the consummation of the transactions contemplated hereunder. Except for the conditions set forth in this Agreement with respect to Buyers' obligations to close, there are no other conditions precedent or other contingencies related to Buyers' ability to have sufficient funds to pay the Purchase Price to Sellers at Closing. Buyer has no reason to believe that it will be unable to satisfy on a timely basis its obligation to have at Closing immediately available funds which are sufficient to pay the cash portion of the Purchase Price due at Closing. Unless this Agreement is earlier terminated, Buyers will have by the Outside Date funds in amounts sufficient to pay the Purchase Price to Sellers and will at the Closing have immediately available funds, which are sufficient to pay the cash portion of the Purchase Price.

Section 4.5 Litigation. Other than as set forth on Schedule 4.5 hereto, there is no litigation, arbitration or similar proceeding pending or, to the Knowledge of Buyer, threatened against Buyer (or any Affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement, the Operations Transfer Agreement or the Ancillary Agreements or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement, the Operations Transfer Agreement or the Ancillary Agreements.

Section 4.6 Performance. To the Knowledge of Buyer, there are no facts or circumstances that may reasonably be expected adversely to affect in any material respect Buyers' ability to perform their obligations under this Agreement, the Operations Transfer Agreement, as applicable to Trend of Houston, or the Ancillary Agreements, as applicable to each Buyer, or Sellers’s ability to perform its obligations under this Agreement or the Ancillary Agreements.

5. COVENANTS OF SELLERS PRIOR TO CLOSING.

Between the date of this Agreement and the Closing (or earlier termination of this Agreement):

Section 5.1 Information.

(a) Sellers shall afford Buyers access on a strictly confidential basis and at Buyers' sole expense (i) to the officers and authorized representatives of Buyers to inspect the Purchased Assets at a time scheduled with Sellers’s Representative, (ii) to inspect the books, and records of the Sellers with respect to the Purchased Assets and of the SNF and the Responsible Officers of Sellers at a time scheduled with Sellers’s Representative; and (iii) at reasonable times, to inspect such additional financial and operating data, employee lists with length of service and rates of pay, and other information in Sellers’s possession regarding the business, employees and properties of Sellers pertaining to the Purchased Assets as Buyers may from time to time reasonably request. Buyers' right of access and inspection shall be exercised in a strictly confidential manner so as not to interfere with the normal operations of the Purchased Assets or the SNF or Sellers and shall be coordinated by Buyers' Representative through Sellers’s Representative. Where reasonable, Sellers shall provide such information and such documents in its possession to Buyers via electronic mail or a "data room."

(b) Buyers' right to conduct inspections on, at or otherwise with respect to the Purchased Assets prior to the Closing Date shall be subject to Buyers' continuing compliance with each and all of the following conditions: (i) all such inspections shall be conducted in a manner that is not disruptive to Patients or employees at the Real Property; (ii) Buyers shall at all times strictly comply with all Applicable Laws applicable to the inspection of any books and records of the Sellers, the SNF, or the Purchased Assets including the Real Property and shall not engage in any activities that would violate any Applicable Law or permits, licenses, or environmental, wetlands or other regulations pertaining to the SNF, the participants in the other healthcare services of the SNF, the employees or agents of Sellers, the SNF, or the other Purchased Assets including the Real Property; (iii) promptly after entry onto the Real Property or other inspection of the books and records of Sellers or the Purchased Assets, Buyers shall restore or repair, to Sellers’s reasonable satisfaction, any damage thereto caused by or otherwise arising from any act or omission by Buyers, their agents, representatives or contractors; and (iv) neither Buyers nor their agents, representatives or contractors shall engage in any activities that would cause Sellers’s rights, title, interests or obligations in or relating to the books and records of Sellers, the Purchased Assets including the Real Property or Sellers’s compliance with Applicable Law to be adversely affected in any way, including, the assertion of any mechanic’s liens, and Buyers shall, without limitation, promptly remove and bond over any liens, claims of liens or other matters affecting the books and records of Sellers or the Purchased Assets including the Real Property which are caused by or based on the acts or omissions of Buyers, their agents, representatives or contractors.

(c) Buyers, at their sole cost and expense, shall defend (through counsel reasonably approved by Sellers), indemnify, and hold Sellers harmless from and against all injury, liability or damage, whether to Person or property, arising from its inspection of the books and records of Sellers or the Purchased Assets including the Real Property which are caused by or based on the acts or omissions of Buyers, their agents, representatives or contractors, in the course of inspection pursuant to this Section 5.1, or caused by a violation by Buyers or their agents, employees or contractors of any of the provisions of this Section 5.1. This Section 5.1 shall survive the termination of this Agreement for any reason other than Closing for a period of one (1) year. If Buyers do not consummate the Purchase Transaction for any reason, Buyers shall promptly deliver to Sellers, upon written request therefor, any due diligence materials, reports, surveys or studies obtained by Buyers from third parties during the course of its inspection of the books and records of Sellers or the Purchased Assets including the Real Property; provided, however, that if Buyers' failure to close is due to Sellers’s breach of its material obligations under this Agreement that Sellers shall pay to Buyer its actual out-of-pocket expenses with respect to specific materials which Sellers desires.

Section 5.2 Operations. Southern will:

carry on its business pertaining to the SNF and the Purchased Assets in substantially the same manner as presently conducted, and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Purchased Assets;

(a) maintain or cause to be maintained the SNF and the Real Property and substantially all the parts thereof in normal operating condition, ordinary wear and tear excepted;

(b) perform its obligations under material agreements relating to or affecting the Purchased Assets;

(c) keep in full force and effect present insurance policies or other comparable insurance of Sellers pertaining to the Purchased Assets; and

(d) use commercially reasonable efforts to: maintain and preserve the business organization of Southern at the SNF intact, maintain Patient census and payor mix consistent with past practice and in the ordinary course of business, retain its present employees at the SNF in the ordinary course and maintain its relationships with staff, Patients, and suppliers of the SNF and others having business relations with the SNF in the ordinary course.

Section 5.3 Negative Covenants. Sellers will not, without the prior written consent of the Buyers (no such consent to be unreasonably withheld, delayed or conditioned):

(a) amend in any materially adverse respect or terminate any of the Contracts to be assigned to and assumed by one or both of the Buyers, or, except in the ordinary course of business of Southern or the SNF, enter into any contract or commitment, or incur or agree to incur any liability of or relating to the SNF or the Real Property, except as provided herein or in the ordinary course of business of Southern or the SNF, and in no event greater than Fifty Thousand Dollars ($50,000) in the aggregate;

(b) except in the ordinary course of Business, incur any material liability under any contract or commitment related to the SNF or the Real Property with any referral sources;

(c) increase benefits arrangements or compensation payable or to become payable, or make any bonus payment to or otherwise enter into one or more bonus agreements (including, without limitation, adopt any employee retention plan or severance plan) with any employees, except in the ordinary course of business in accordance with existing personnel policies except for any stay bonus for which Southern not the Buyers will be responsible;

(d) sell, assign, lease, or otherwise transfer or dispose of any property, plant, or material equipment pertaining to the SNF or the Real Property except in the normal course of business with comparable replacement of any non-obsolete or obsolescent equipment, so sold, assigned, leased or transferred;

(e) incur costs in respect of construction-in-progress pertaining to the SNF or the Real Property in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(f) take any material action outside the ordinary course of business of Sellers except as required hereunder in connection herewith or required by Applicable Law or existing Contract or as provided in this Agreement, the Operations Transfer Agreement or any Ancillary Agreement which, in any such case, would reasonably be expected to be materially adverse to the financial condition or operations of the SNF or the Real Property;

(g) sell, transfer, otherwise dispose of any material item of the Purchased Assets or reduce Inventory, except in any such case in the ordinary course of business;

(h) enter into a collective bargaining agreement;

(i) make charitable contributions on behalf of the SNF other than the provision of indigent and charity care services consistent with historic practices;

(j) without first obtaining Buyers' consent (which consent may be withheld in Buyers' sole discretion), convey any rights in the Real Property, or enter into any option, lease, security documents, easement (other than any normal utility easements and/or mutual easements for access to or on the Real Property) or similar agreement, which in any such case grants to any person or entity (other than one of the Buyers) any rights with respect to the Real Property or any part thereof or any interest therein;

(k) change in any material adverse respect accounting, collection or payment practices or policies in respect of the SNF, except as required by Applicable Law, any Governmental Authority or changes in GAAP; or

(l) enter into any agreement which is reasonably expected by Sellers to have a Material Adverse Effect on the SNF or the Purchased Assets.

Section 5.4 Governmental Approvals. Sellers shall (i) use commercially reasonable efforts to obtain governmental approvals (or exemptions therefrom), if any, which are necessary or required by Sellers to allow Sellers to perform its obligations under this Agreement; and (ii) cooperate reasonably with Buyers and their representatives and counsel as reasonably requested by Buyers in connection with Buyers' obtaining any governmental approvals, licenses and permits (or exemptions therefrom) which are necessary for Buyers' consummation of the transactions contemplated herein. Specifically, as set forth above in Section 1.10, Sellers will assist in the completion of the Notice of CHOW and its submission to the Department of Health.

Section 5.5 Additional Financial Information. Within five (5) Business Days of the Effective Date, Sellers shall deliver to Buyers or post in the Data room true and complete copies of the internal department financial reports (collectively, the “Interim Statements”) of, or relating to, the Purchased Assets for the most recent two (2) fiscal years and the nine (9) month period ending March 31, 2024, and thereafter, within fifteen (15) days after the end of each calendar month up to the Closing Date. The Interim Statements will be based upon the books and records of the SNF and be prepared in accordance with the SNF’s normal internal accounting practices consistently applied in all material respects as of the dates and for the periods indicated thereon.

Section 5.6 No-Shop Clause. Sellers agree that they will not, at any time following the date of this Agreement and prior to the Outside Date or termination of this Agreement: (i) sell, assign or otherwise dispose of, or enter into any binding agreement with any party (other than Buyers) to sell, assign, or otherwise dispose of, subject to 5.3(d), all or any significant portion of the Purchased Assets, (ii) sell, assign or otherwise dispose of, or enter into any binding agreement with any party (other than Buyers) to sell, assign, or otherwise dispose of, any ownership interest in Sellers, or (iii) merge or consolidate Sellers with any other person other than an Affiliate of Sellers, unless Buyers shall consent thereto, which consent shall not be unreasonably refused, conditioned or delayed and provided that the foregoing shall not prohibit Sellers’s compliance with the existing terms of any real property lease.

Section 5.7 Nursing Staff Disclosure. To Sellers’s Knowledge there have not been any material adverse actions Southern taken against current nursing staff members of the SNF during the current and past two (2) calendar years which Sellers believe may reasonably be expected to result in any material claim or action against Sellers.

Section 5.8 Surveys. Upon execution of this Agreement by the parties hereto, Sellers shall immediately provide Buyers copies of any and all existing surveys in Sellers’s possession regarding or impacting the Real Property. Buyers shall be entitled to obtain at Buyers' expense a new survey of the Real Property including, without limitation, a current as-built survey of the Real Property (collectively, the “Surveys”).

6. COVENANTS OF BUYER PRIOR TO CLOSING.

Between the date of this Agreement and the Closing:

Section 6.1 Governmental Approvals. Buyers shall use commercially reasonable efforts to obtain all governmental approvals, Certificates, licenses and permits (or exemptions therefrom) that are attainable prior to Closing (it being understood that the license to operate issued to Trend of Houston by the Department of Health shall not be issued prior to Closing), which are necessary or required to allow Buyer to perform its obligations under this Agreement and to assist and cooperate with Sellers and their representatives and counsel in obtaining all governmental consents, approvals, and licenses which are deemed necessary or appropriate and in the preparation of any document or other material which may be required by any Governmental Authority as a predicate to or as a result of the transactions contemplated herein. Trend of Houston (a)

understands and acknowledges that licenses, permits or certificates owned and/or issued to Southern for and related to the operation of the SNF are either not transferrable or not transferrable without the permission of the appropriate Governmental Authority; and (b), in the event the Sellers and Buyers have not submitted to the Department of Health a Notice of CHOW by the Effective Date, agrees, with the cooperation of the Southern, to submit to the Department of Health a Notice of CHOW, as set fully more fully in Section 1.10, on the Effective Date, but in any event no later than two (2) Business days following the Effective Date and to obtain all requisite licenses, permits, certificates, consents and/or approvals to operate the SNF in the same or similar manner as it has been operated by Southern.

Section 6.2 Title Commitment.

(a) Kelly Holdings shall be responsible, at its expense, for obtaining such title commitment in current ALTA form for the Real Property (“Title Commitment”) issued by the Title Company in the amount of the Purchase Price. No later than five (5) Business Days after the Effective Date, Kelly Holdings shall have examined title to the Real Property in the real estate records of Chickasaw County, Mississippi, and by a Notice (as defined below) of objections delivered to Sellers, advised Sellers of all of its reasonable good faith objections, if any, to any title or other matters shown of record or revealed in the Surveys not constituting Permitted Encumbrances. Promptly upon the receipt by Sellers of any such Notice, Sellers and Kelly Holdings shall discuss any such objections and each acting reasonably and in good faith seek promptly to agree mutually upon resolution thereof. Assuming Kelly Holdings and Sellers shall agree upon such resolution, Sellers may by Notice to Buyers undertake to cure or remove such objections prior to Closing as so agreed or, failing to reach such an agreement, Sellers may give Notice to Kelly Holdings of termination of this Agreement in which event neither Party shall have any further obligations under this Agreement and the $200,000 Escrow Amount and Step-Up Deposit shall be refunded by the Escrow Agent to Buyers. In addition, as promptly as possible, but not fewer than ten (10) Business days prior to the Closing, Kelly Holdings shall advise Sellers of all reasonable good faith objections, if any, to title or other matters shown on the Title Commitment which have first arisen subsequent to the 5th Business Day after the Effective Date by a Notice of objections delivered to Sellers, and Sellers shall endeavor to take such action as reasonably necessary to cure such objections or terminate this Agreement in which event the $200,000 Escrow Amount plus the Step-Up Deposit shall be promptly refunded to Kelly Holdings by the Escrow Agent and the Parties shall have no further obligation under this Agreement. Sellers shall have no further obligation to remove or cure title objections or title defects or encumbrances, except for the following items, which shall be removed or cured by Sellers by or at Closing: (i) any lien for Taxes for calendar years prior to Closing and any material exceptions or encumbrances to title which are created by Sellers after the date of this Agreement and not permitted by Section 5.3(j). As to any such exceptions or objections raised by Kelly Holdings as hereinabove provided within the periods specified, Sellers shall have five (5) Business Days from the receipt of Kelly ’Holdings' Notice of objections to have such exceptions or objections removed, or, if consented to by Kelly Holdings, no such consent to be unreasonably withheld, delayed or conditioned, to provide reasonably satisfactory affirmative title insurance protection for such exceptions. If Sellers fails either to provide for the removal of such exceptions or objections or to obtain such affirmative title insurance protection for such exceptions or objections within such ten (10) Business Day period, then Kelly Holdings may elect to terminate this Agreement by delivering written Notice to Sellers no later than three (3) Business Days following such period or accept the Real Property “as is”

without any reduction in the Purchase Price. Kelly Holdings shall have the right at any time on or prior to the Closing Date to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect.

(b) At all times prior to Closing, Kelly Holdings shall have the right to object to (i) any title or other matters not constituting Permitted Encumbrances shown on the Title Commitment or Surveys (to the extent not arising by, through or under the Buyers) which first appears of record after the 5th Business Day subsequent to the Effective Date and which would adversely affect the use of the Real Property in and for substantially the use as a skilled nursing facility in any material respect or involve a material loss in the fair market value of the Real Property in excess of $200,000 (as mutually determined by Kelly Holdings and Sellers, each acting reasonably and in good faith, or failing such mutual agreed determination, established by independent MAI appraisal) or (ii) any Liens which can be cured by the payment of money (other than Permitted Encumbrances or Liens arising by, through or under Kelly Holdings) (collectively, “Monetary Liens”). On or before the Closing, Sellers shall cure or satisfy all such objections (and any objection which Sellers have previously undertaken to cure or satisfy). If Sellers cannot or will not cure or satisfy any such objection or does not agree to cure such matter by a corresponding reduction in the Purchase Price for any amount of loss in fair market value in excess of $200,000 determined as above provided, Buyers shall have the right to either terminate this Agreement and receive a refund of the $200,000 Escrow Amount and Step-Up Deposit held in Escrow.

Section 6.3 Due Diligence. The “Due Diligence Period” shall be defined for purposes of this Agreement as the period commencing upon the Effective Date of this Agreement and continuing thereafter for ten (10) days. During the Due Diligence Period, Buyers shall have the right to conduct reasonable examinations, inspections, studies and/or investigations of the Purchased Assets, including investigations into licenses, permits and/or certificates it needs to operate the SNF in the same or similar manner as has been done by Sellers and title documents relative to the Real Property, all in accordance with and subject to the terms of this Agreement. As provided in this Agreement, Sellers will provide reasonable cooperation to the Buyers to allow the Buyers to complete its due diligence. In the event Buyers elect to terminate this Agreement prior to the expiration of the Due Diligence Period, this Agreement shall become null and void, and all rights, liabilities and obligations of the Buyers and the Sellers under the Agreement shall terminate, except as otherwise expressly set forth in this Agreement. Buyers shall be responsible for all costs and expenses associated with its due diligence. Buyers understand and agree that should they elect for any reason to exercise their right to terminate this Agreement prior to Closing, other than for a defect in title to the Real Property which is not cured by Sellers as provided in Section 6.2 and such other exceptions as set forth in Section 10, the $200,000 Escrow Amount shall not be refunded to the Buyers, and the $200,000 Escrow Amount shall be promptly paid over by the Escrow Agent to the Sellers. However, should Buyers elect for any reason to exercise their right to terminate this Agreement prior to Closing, the $50,000 Step-Up Deposit shall be promptly paid over by the Escrow Agent to the Buyers. Termination of this Agreement following the expiration of the Due Diligence Period shall be governed by Section 10 of this Agreement.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

Notwithstanding anything herein to the contrary, the obligations of Buyers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyers at the Closing:

Section 7.1 Representations/Warranties. The representations and warranties of Sellers contained in this Agreement, considered as a whole, shall be true in all material respects at Closing when read in light of Schedules as the same may have been updated, if any, in accordance with the provisions of Section 12.1 hereof (except for representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct in all material respects as of such date), as though such representations and warranties had been made on and as of such Closing Date. Sellers’s covenants set forth in this Agreement required to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Buyers at or prior to Closing.

Section 7.2 Pre-Closing Confirmations. Buyers, assuming their exercise of diligence and all commercially reasonable efforts to obtain, shall have, at their sole cost and expense, obtained documentation or other evidence reasonably satisfactory to Buyers that one of both Buyers, as applicable, have:

(a) Received approval from Government Entities (and specifically the DOH's Approved Date of CHOW) to the extent any such approval is required to complete the Purchase Transaction (a list of those material approvals, which to Sellers’s Knowledge are required, being attached as Schedule 7.2); and

(b) Obtained the other consents and approvals set forth on Schedule 7.2 (the “Required Consents”) as may be legally or contractually required for the consummation of the transactions described herein if the failure to receive the same would result in a Material Adverse Effect or which are reasonably necessary to complete effectively the transactions contemplated by this Agreement taken as a whole.

Section 7.3 Title Commitment. At the Closing, Kelly Holdings, assuming its exercise of diligence and all commercially reasonable efforts to obtain, shall, at its sole cost and expense, have obtained, from the Title Company a commitment to issue an owner’s title policy to Kelly Holdings and all required endorsements thereto necessary to conform to the Title Commitment (the “Title Policy”) on the Real Property, on the Closing Date, assuming the payment of an amount no greater than its standard rate in the form of its standard ALTA form owner’s policy of title insurance, insuring in the amount of the amount of the Purchase Price under this Agreement allocated to the Real Property (provided, however, that if the Title Company is unable and/or unwilling to provide such policy in the amount of the Purchase Price under this Agreement allocated to the Real Property, then the Title Company shall provide such owner’s policy of title insurance in the amount of the fair market value of the Real Property, as reasonably determined by independent appraisal), that title to the Real Property will be vested of record in Kelly Holdings on the Closing Date, unless Sellers otherwise remove or cure any such encumbrance (other than Permitted Encumbrances which Sellers are not required to remove) after objection thereto by Buyer pursuant to Section 6.2.

Section 7.4 No Orders. No order, investigation, judgment or ruling shall have been issued by any Governmental Authority restraining or prohibiting the transactions herein contemplated, and no such Governmental Authority shall have taken any other action, passed any law, or adopted any regulation which prohibits or renders illegal the consummation of the transactions contemplated by this Agreement.

Section 7.5 Adverse Change. Prior to the Closing Date, there shall not have occurred any event, change or occurrence that has had a Material Adverse Effect on Sellers or the Real Property or the other Purchased Assets, and subject to Section 12.21 Sellers shall not have suffered any material casualty loss or damage to the Purchased Assets in excess of $25,000]not covered by insurance unless Sellers shall (i) agree to a credit against the Purchase Price or (ii) post a bond or other security reasonably acceptable to Buyer, in either case for all amounts in excess of $25,000 not covered by insurance.

Section 7.6 Insolvency. Sellers shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Sellers (individually, an “Insolvency Event”, and, collectively, “Insolvency Events”).

Section 7.7 Vesting. At the Closing, Sellers shall have transferred and conveyed to Buyers, the Purchased Assets accompanied by such instruments of transfer necessary or appropriate to transfer to and effectively vest all right, title, and interest of Sellers in (i) the Real Property including the Building and an a small movable storage building and any and all other improvements, buildings, appurtenances, and fixtures located on the Real Property, the legal description of which Real Property set forth on Schedule 1.1(a) in Kelly Holdings and (ii) the SNF and the remaining Purchased Assets in Trend of Houston.

Section 7.8 Closing Deliveries. Sellers shall have made the deliveries required to be made by it under Section 2.1 hereof.

Section 7.9 Governmental Authorizations. Assuming Buyers' exercise of diligence and all commercially reasonable efforts, Trend of Houston shall have obtained the DOH's Approved Date of CHOW and the parties shall have obtained all other approvals and authorizations from Governmental Authorities that are customarily obtainable prior to Closing that are necessary or required for Buyers to complete the Purchase Transaction and for Trend of Houston to operate the SNF after the Closing if the failure to obtain the same would result in a Material Adverse Effect or a material adverse effect on the ability of Southern to operate the SNF substantially in the manner conducted as of the Effective Date (a list of those material licenses, permits, approvals and authorizations which are to Buyers' Knowledge required, being attached as Schedule 7.2).

Section 7.10 Schedule Updates. Buyers, acting reasonably and in good faith, shall have approved of any updates to Sellers’s Schedules in accordance with Section 12.1.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.

Notwithstanding anything herein to the contrary, the obligations of Sellers to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Sellers at the Closing:

Section 8.1 Representations/Warranties. The representations and warranties of Buyers contained in this Agreement shall be true and correct in all material respects as of the Closing Date (unless such representation and warranty is already qualified by materiality, in which case it shall be true in all respects) with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyers on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Sellers at or prior to Closing.

Section 8.2 No Orders. No order, injunction, judgment or ruling shall have been issued by any Governmental Authority of competent jurisdiction restraining or prohibiting the transactions herein contemplated, and no such Governmental Authority shall have taken such action or enacted any Applicable Law, which prohibits or renders illegal the consummation of the transactions contemplated by this Agreement.

Section 8.3 Closing Deliveries. Buyers shall have made the deliveries required to be made by it under Section 2.2 hereof.

Section 8.4 Governmental Authorizations. Assuming Buyers' exercise of due diligence and commercially reasonable efforts, Trend of Houston shall have obtained DOH's Approved Date of CHOW and the parties shall have obtained all other approvals and authorizations from Governmental Authorities that are necessary or required for completion of the Purchase Transaction.

Section 8.5 Schedule Updates. Sellers shall have approved of any updates to Buyers' Schedules in accordance with Section 12.1.

9. COVENANTS NOT TO COMPETE.

Section 9.1 Sellers’s Covenant Not to Compete and Non-Solicitation. Sellers hereby covenant that at all times from the Closing Date until the second (2nd) anniversary of the Closing Date, Sellers shall not, and shall cause its controlled Affiliates, and each of their successors and assigns, not to, directly or indirectly, (i) except pursuant to any Ancillary Agreement or as a consultant or contractor to or of Buyers (or any Affiliate of Buyers), own, lease, manage, operate, Control, or participate in any manner with the ownership, leasing, management, operation or Control of any skilled nursing facility which offers services in competition with those services being provided by the SNF within a twenty-five (25) mile radius of the SNF (the “Territory”) without Buyers' prior written consent (which Buyers may withhold in its discretion) or (ii) solicit for employment, any Person who both at Closing and any applicable date of determination was a Hired Employee e; provided, however, that the foregoing shall not prevent (A) the ownership, operation or provision by Sellers, or any Affiliate of Sellers , including any successor to any such Person or any Affiliate of such Person or any Person becoming an Affiliate of such Person or the acquirer of any of the material assets of any such Person from owning, operating or providing (i) information management services or information management or information technology related consulting services to any Person including, without limitation, managing information and records, including physical and electronic medical records and the books and records of healthcare providers and other Persons, cloud computing services and storage, records migration, integration, and interoperability services, analysis and selection of hardware and software, information technology and support and training services, remote access and disaster planning services, network and other security design and infrastructure, LAN/WAN architecture, unified communications, datacenter infrastructure and operations, electronic infrastructure design and management and similar services and (ii) pharmacy goods and services including, without limitation, through the ownership or operation of retail pharmacies, the ownership or operation of institutional pharmacy services to institutional clients or to Patients in institutional settings, such as nursing homes, specialty hospitals, hospice, and correctional facilities, the ownership or operation of non-institutional pharmacy services such as providing pharmaceutical and biological products to clients or Patients in non-institutional setting such as residential homes; and the ownership or operation of Persons engaged in the sale or rental of durable medical equipment including the sale and rental of equipment or products for nursing homes and patient-administered home care, to any skilled nursing facility, provider of adult day services or outpatient or inpatient rehabilitation services or to any Person inside or outside the Territory or (B) (i) any internet posting accessible to the public and not specifically targeted (directly or indirectly by other means of communication) to any Hired Employee or (ii) any general solicitation or advertisement not specifically directed toward any Hired Employee

Section 9.2 Remedies. In the event of a material breach of this Section 9, the parties recognize that monetary damages would be inadequate to compensate the injured party and the injured party shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting the parties from pursuing any other remedy available to them for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of the other party and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The parties further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for the parties entering into and consummating the transactions contemplated herein. The scope, period provided, and the area covered are expressly represented and agreed to be fair, reasonable, and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable. The party who substantially prevails in an action to enforce this Section 9, shall be entitled to an award of costs and attorneys’ fees to be paid by the non-prevailing party. The parties agree that in construing this Section 9 in an enforcement action, the court should seek to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection of all legitimate business interest of the Buyers; and further if a court finds that a contractually specified restraint of Section 9 is overly broad, restrictive, or otherwise violates laws applicable to the scope of the restrictive covenant, then the parties agree that the court may modify the restraint provision and grant only the relief reasonably necessary to protect such interest, or interests, and to achieve the original intent of the parties to the extent possible.

10. ADDITIONAL AGREEMENTS.

Section 10.1 Termination. Notwithstanding anything herein to the contrary (except as provided in Section 6.3 or Section 10.2), this Agreement may be terminated at any time upon the occurrence of any one of the following:

(a) on or prior to the earlier of the Closing or prior to the Outside Date by mutual consent of Sellers and Buyers;

(b) on or prior to the earlier of the Closing or the Outside Date by Buyers, if satisfaction of any material condition to Buyers' obligations under Section 7 of this Agreement (including as expressly addressed in Section 1.10, Section 6, and except as otherwise expressly addressed in this Section 10.1) becomes impossible notwithstanding Buyers' exercise of diligence and all commercially reasonable efforts (unless the failure results in solely from Buyers materially breaching any representation, warranty or covenant herein);

(c) on or prior to the earlier of the Closing or the Outside Date by Buyers pursuant to and subject to:

(i) the provisions set forth in Section 6.2, or

(ii) with the provisions set forth in Section 12.21;

(d) on or prior to the earlier of the Closing or the Outside Date by Buyers if a Material Adverse Effect shall have occurred to the SNF;

(e) on or prior to the earlier of the Closing or the Outside Date by Sellers, if satisfaction of any material condition to Sellers’s obligations under Section 8 of this Agreement (except as otherwise expressly addressed in this Section 10.1) becomes impossible notwithstanding Sellers’s exercise of diligence and all commercially reasonable efforts (unless the failure results solely to a material breach by Sellers of any material representation, warranty, or covenant herein);

(f) by Sellers if the Closing shall not have taken place for any reason (except as otherwise expressly addressed in Section 1.10, Section 6 and this Section 10.1) other than solely Sellers’s failure to perform its material obligations under this Agreement by the Outside Date (unless extended by mutual agreement of Buyer and Sellers), in which event Sellers shall be entitled to be paid the Escrow Amount and any Step-Up Deposit paid into the Escrow Account shall be returned to Buyer;

(g) on or prior to the earlier of the Closing or the Outside Date by Buyers pursuant to Section 12.1;

(h) on or prior to the earlier of the Closing or the Outside Date by Buyers or Sellers pursuant to and subject to their respective compliance with Section 10.14(b), and the Escrow Amount and Step-Up Deposit shall be refunded to the Buyers; and

(i) immediately pursuant to Section 1.10 should the Department of Health expressly refuse to approve the CHOW and the Escrow Amount and Step-Up Deposit (as applicable) shall be refunded to the Buyers.

Section 10.2 Opportunity to Cure and Effect of Termination.

(a) Except for a [termination by Sellers pursuant to Section 10.1(f)] neither party to this Agreement may claim termination or pursue any other remedy referred to in this Article 10 on account of a breach of a material condition, covenant or warranty by the other, without first giving such other party written Notice of such breach and not less than ten (10) Business Days within which to cure such breach. The Closing Date shall be postponed for such 10 Business Day Period if necessary to afford such opportunity to cure.

(b) If Buyers terminate this Agreement pursuant to Section 10.1(a), 10.1(b), 10.1(d), 10.1(e), or 10.1(g) or if the Agreement terminates pursuant to Section 10.1(i), then Buyers shall be entitled to return of the Escrow Amount and Step-Up Deposit (as applicable) within two (2) Business Days of termination. If, after a material breach of this Agreement by Sellers that is not cured within the applicable cure period, Buyers have not terminated the Agreement then Buyers may seek specific performance of the Sellers’s obligations under this Agreement and, if granted, be entitled to its reasonable out-of-pocket costs and expenses of such proceeding, including reasonable attorney fees, in pursuing such specific performance claim promptly after Buyers' submission of reasonable written evidence of the same

(c) If specific performance has not been granted pursuant to Section 10.2(b), then Buyers may terminate this Agreement pursuant to this Section and receive a return of the Escrow Amount and Step-Up Deposit (as applicable) plus liquidated damages in an amount equal to the Escrow Amount.

(d) If Buyers terminate this Agreement pursuant to Section 10.1(c)(i), then Buyers shall be entitled to return of the Escrow Amount and Step-Up Deposit (as applicable) within two (2) Business Days, together with payment by Sellers of Buyer’s reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred for the negotiation and execution of this Agreement promptly after Buyers' submission of reasonable written evidence of the same, and thereafter neither party shall have any further rights or obligations hereunder, except for those rights and obligations that by their terms expressly survive the termination of this Agreement.

(e) If Buyers terminate this Agreement pursuant to Section 10.1(c)(ii), then Buyers shall be entitled to return of the Escrow Amount and Step-Up Deposit (as applicable) within two (2) Business Days, and thereafter neither party shall have any further rights or obligations hereunder, except for those rights and obligations that by their terms expressly survive the termination of this Agreement.

(f) If Buyers or Sellers terminates this Agreement pursuant to Section 10.1(h), then Buyers shall be entitled to return of the Escrow Amount and Step-Up Deposit within two (2) Business Days, together with payment by Sellers of Buyers' reasonable out-of-pocket costs and expenses, including reasonable attorney’s fees, incurred for the negotiation and execution of this Agreement promptly after Buyer’s submission of reasonable written evidence of the same, and thereafter neither party shall have any further rights or obligations hereunder, except for those rights and obligations that by their terms expressly survive the termination of this Agreement.

(g) If this Agreement is terminated for any reason other than as specified in Section 10.1(a), Section 10.1(b), Section 10.1(c)(i)-(ii), Section 10.1(d), Section 10.1(e), Section 10.1(f), Section 10.1(g), Section 10.1(h), or Section 10.1(i), then Sellers shall receive the Escrow Amount plus any accrued interest thereon, Buyers shall receive the Step-Up Deposit, and neither party shall have any further rights or obligations under this Agreement, except for those rights and obligations that by their terms expressly survive the termination of this Agreement.

Section 10.3 Post-Closing Access to Information, ETC. Sellers and Buyers acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for one or more purposes, and each party will cooperate in good faith and comply with its obligations under Section 10.4 with respect to preservation and access to records post-Closing. In addition, post-Closing, Sellers may (i) bill for all unbilled services rendered at the SNF prior to the Transfer Date and as needed for denials/held/suspense/disputed claims and (ii) collect its receivables including for services arising prior to the Transfer Date, and deal with any cost report audits and issues pertaining to periods prior to the Transfer Date.

Section 10.4 Transfer, Preservation and Access to Records After the Closing.

(a) Upon Closing, Southern shall transfer to Trend of Houston, and Trend of Houston shall assume possession and custody of the Facility Records; provided, however, that Southern shall be entitled to keep such copies of any Facility Records as it may deem necessary and as permitted by Applicable Law. With respect to electronic versions of Facility Records, the parties shall cooperate at Trend of Houston's expense to facilitate an orderly transition of such Facility Records to Trend of Houston's electronic record system (in the case of electronic medical records (the "Medical Records") Trend of Houston's system being PointClickCare (“PCC”)); provided, however, that Trend of Houston shall be responsible for any costs charged by PCC with respect to the transfer of such Medical Records. In the event that any Facility Records are not transferred to Trend of Houston (for whatever reason other than due to actions or omissions of Trend of Houston), Southern shall maintain such Facility Records in accordance with Applicable Law and at Trend of Houston's expense if the transfer failure is due to the actions or omissions of Trend of Houston, and Southern will use commercially reasonable efforts,’ at Trend of Houston's expense, to make such Facility Records promptly available to Trend of Houston upon request as required in connection with any reasonable purpose, to the extent permitted by Applicable Law. Notwithstanding the foregoing, Southern shall have no duties to incur any costs or advance any funds with respect to the cost of storage or access to any Facility Records that require the provision of goods and services from any Person other than Southern except as, and then only to the extent required by, Applicable Law.

(b) After the Closing, Trend of Houston shall, in the ordinary course of business and to the extent as required by Applicable Law, keep and preserve in their original form the medical and billing records of Patients at the SNF as of and prior to the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Trend of Houston acknowledges that, as a result of entering into this Agreement and the Operations Transfer Agreement and operating the SNF, it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Trend of Houston agrees to abide by any such rules and regulations relating to the confidential information it acquires. Trend of Houston agrees to maintain the patient records of Southern which are located at the SNF at the Closing or at the SNF after Closing in accordance with Applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. §1395(v)(l)(i)), the privacy and security requirements of the Administrative Simplification subtitle of HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with Applicable Law the maintenance of patient records generated at the SNF after Closing.

(c) Upon reasonable notice, during normal business hours, at no out-of-pocket cost or expense to Trend of Houston, Trend of Houston will afford to the representatives of Southern access to and copies of the patient medical and billing records of the SNF to the extent they relate to any services performed or bills rendered during any period prior to Closing for any reasonable purpose. Upon reasonable notice, during normal business hours and at no out-of-pocket cost or expense to Trend of Houston, Trend of Houston shall also make its officers and employees available to Southern at reasonable times and places after the Closing for the foregoing purposes. In addition, Southern shall be entitled, at Southern’s sole cost and expense, to copy and/or remove from the SNF any such patient and/or billing records or copies thereof, for any reasonable purpose including purposes of billing or pending or threatened litigation involving a Patient to whom such records refer upon Trend of Houston's receipt of any required consents and authorizations. Any original patient record so removed from the SNF shall be promptly returned to Trend of Houston following its use by Southern. Any access to the SNF, its records or Trend of Houston's personnel granted to Southern in this Agreement shall be upon the condition that any such access not materially interfere with the normal business operations of Trend of Houston.

Section 10.5 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or reimbursement effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent advice with respect to tax and reimbursement matters and upon which it, if so obtained, has solely relied.

Section 10.6 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Sellers or to Buyers, may, subject to the provisions of Section 12.8 hereof, be reproduced by Sellers and by Buyers by any photographic, photostatic or other similar process, and Sellers and Buyers may destroy any original documents so reproduced. Sellers and Buyers agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Sellers or Buyers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 10.7 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any Governmental Authority with authority with respect to Taxes, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Sellers for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Purchased Assets delivered to Buyers at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

Section 10.8 Collection of Pre-Closing Accounts Receivable. On or before five (5) Business days after the Effective Date, Southern and Trend of Houston shall both execute the Operations Transfer Agreement, a form of which is attached hereto as Exhibit I. The Operations Transfer Agreement shall set forth in detail, among other things, the handling of Southern's Accounts Receivable with respect to the SNF that relate to the period prior to the Transfer Date, including, but not limited to, any accounts receivable arising from rate adjustments which relate to the period prior to the Transfer Date even if such adjustments occur after the Transfer Date.

Section 10.9 Cost Reports. Within the time required by Applicable Law, Southern will prepare and file with respect to the SNF all facility and home office cost reports relating to periods ending prior to the Closing Date, including terminating cost reports for Medicare, Medicaid and other applicable Government Programs and Private Payors. Upon Trend of Houston's written request, Southern will provide copies of all such cost reports, work papers, and other non-privileged documents relating to such cost reports and related settlements to Trend of Houston.

Section 10.10 Employee Matters. The Operations Transfer Agreement sets forth in detail matters regarding the SNF employees as of the Transfer Date (the "Employees") and the actions to be taken by Trend of Houston with respect to such Employee matters.

Section 10.11 Use of Excluded Intellectual Property. For a period of sixty (60) days following the Closing Date, Southern agrees to permit Trend of Houston to continue to use all Excluded Intellectual Property historically used by Southern in connection with the operation of the SNF provided that Trend of Houston shall use commercially reasonable efforts to cease the use of such Excluded Intellectual Property in whole or in part as promptly as possible after Closing and shall indemnify and hold each Sellers Indemnified Party harmless from all Losses with respect to Trend of Houston's use, if any, of such Excluded Intellectual Property. The terms of this provision do not imply in any way that Trend of Houston intends to use or will use any of such Excluded Intellectual Property.

Section 10.12 Provider Agreements.

(a) Trend of Houston acknowledges that the sale of the Purchased Assets constitutes a change of ownership (CHOW) under 42 C.F.R. SS 489.18(c) and that Trend of Houston shall perform all obligations under 42 C.F.R. § 489.18(d) and shall not refuse automatic assignment of the provider agreement pursuant to the Center for Medicare & Medicaid (“CMS”) State Operating Manual (“SOM”) §3210.5A without the consent of Sellers, which consent shall not be unreasonably refused, conditioned or delayed and shall use its best efforts to notify the CMS regional office, survey and certification branch, in advance of Closing or within such other period as may then be required by Applicable Law that it is accepting the automatic assignment of the existing Provider Agreements and CCNs and complete all enrollment requirements for CHOW notification including under 42 C.F.R. Part 424 and the CMS Program Integrity Manual. Trend of Houston acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, that it is position of CMS that the Provider Agreement, National Provider Identifier (“NPI”) and the CMS Certification Numbers (“CCNs”) are not the “property” of Southern and that any agreement purporting to sell such Provider Agreements, NPIs and CCNs are not binding on CMS and that any agreements which purport to sell “Medicare assets” without “Medicare liabilities” are not binding on CMS. Trend of Houston shall use commercially reasonable efforts to complete the CMS “tie-in” process as soon after Closing as is possible with commercially reasonable efforts.

(b) Prior to Trend of Houston's receipt of its “tie-in” notice or a new Medicare provider agreement, Southern agrees that Trend of Houston may bill for its services performed on and after the Closing under Southern’s NPI and CCN, provided that Trend of Houston will indemnify and hold harmless Southern and Southern’s Affiliates against all Claims asserted by any Government Authority based on Trend of Houston's use of Southern’s Provider Agreements or Southern’s CCNs and all Losses of Southern and its Affiliates arising out of or in connection with Trend of Houston's use of Southern’s CCN. Further, Southern shall use commercially reasonable efforts to cooperate with Trend of Houston to transfer control to Trend of Houston, as of the Closing Date, of Southern’s existing bank account into which Medicare receivables are deposited, subject to Section 10.8 and the Operations Transfer Agreement. Southern agrees to use commercially reasonable efforts to cooperate with Trend of Houston in the assignment of Southern’s Medicare provider agreement to Buyer, including completing those portions of Form 855A which confirm the change of ownership of the Facility and the assignment by Southern of Southern’s Medicare provider agreement to Trend of Houston and providing to Trend of Houston or any Governmental Authority any information reasonably requested to effect the transfer of Sellers’s NPI and CCN. After the Closing Date, Southern shall prepare and file with the appropriate Governmental Authorities a Medicare and Medicaid final cost report for the Facility within the time frame required by Applicable Law, and Trend of Houston shall cooperate with Southern in the preparation of such reports.

(c) Prior to the approval of Trend of Houston's Medicaid enrollment, Southern agrees that Trend of Houston may bill for its services performed on and after the Closing under Southern’s Medicaid number, provided that Trend of Houston will indemnify and hold harmless Southern and Southern’s Affiliates against all Claims asserted by any Government Authority based on Trend of Houston's use of Southern’s Medicaid number, and all Losses of Southern and its Affiliates arising out of or in connection with Trend of Houston's use of Southern’s Medicaid number.

Section 10.13 Misdirected Payments, Etc. Subject to Section 10.8 and the Operations Transfer Agreement, Southern covenants and agrees and Trend of Houston covenants and agrees, to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any Government Program or other third-party payor that payments to Southern prior to Closing resulted in an overpayment or other determination that funds previously paid by any Government Program Private Payor or other third party payor to Southern must be repaid, Southern shall be responsible for repayment of said monies (or defense of such actions) if such Recoupment (as defined in the Operations Transfer

Agreement) was for services rendered prior to Closing and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such Recoupment was for services rendered by Buyer after Closing.

Section 10.14 Survey Violations.

(a) Southern shall satisfy, prior to the Closing, any outstanding Recoupment claims due with respect to the SNF for periods prior to the Closing, and shall provide to Trend of Houston, on or before the Closing, evidence reasonably satisfactory to Trend of Houston of the foregoing.

(b) On or before the Closing Date, Southern shall respond to and use commercially reasonable efforts to cure, clear and remove, or cause to be cured, cleared and removed, any material survey and certification deficiencies and non-compliance items for the SNF identified by any Governmental Authority, such that the SNF can be reasonably expected to be in substantial compliance with the conditions of participation in the Medicare and Medicaid Programs as of the Closing Date, and on the Closing Date the SNF will hold a current, regular license and full certification in the Medicare and Medicaid Programs. In particular, on or before the Closing Date, Southern shall respond to and use commercially reasonable efforts to cure, clear and remove all survey and certification deficiencies and non-compliance items for the SNF with a severity level of “G” or above at or prior to Closing (collectively, the “Material Deficiencies”). In the event Seller is unable to cure any such Material Deficiencies prior to the Outside Date, the Outside Date shall be extended for a period of time not to exceed sixty (60) days to allow Southern time to cure or attempt to cure any such Material Deficiencies, such that the SNF is determined to be in substantial compliance with the conditions of participation in the Medicare and Medicaid Programs as of the Closing Date. In the event Southern is unable to cure any Material Deficiencies through the use of commercially reasonable efforts or is unwilling to use more than commercially reasonable efforts to cure any Material Deficiencies or if such Material Deficiencies cannot be cured by the Outside Date, Buyer or Southern may terminate this Agreement pursuant to Section 10.1(h).

Section 10.15 Insurance. In the event Southern’s medical malpractice liability insurance policy was maintained on a “claims made” basis, Southern may either (i) self-insure (provided it has received an undertaking to indemnify it in respect of any such medical malpractice liability by SunLink) or (ii) purchase an endorsement providing for an extended reporting period reasonably acceptable to Southern, or (iii) obtain “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage, in any such case referenced in the applicable foregoing clause (i),(ii) or (iii), for a period of at least two years beyond the Closing Date. Southern shall provide Buyers with evidence of the same as of the Closing.

Section 10.16 Variance. On or about January 16, 2024, the City of Houston granted to Southern a conditional variance to "separate the hospital [now known as Progressive Health of Houston] and the SNF into two parcels with zero lot lines" (the "Variance"), a copy of which Variance is included at Schedule 10.16. Sellers recognize and acknowledge that the Variance is conditioned on Progressive Health of Houston's or a successor hospital's remaining open and operating. According to the Variance, were the hospital to "cease[s] to be, the variance will cease." Sellers and Buyers recognize the need to have the Real Property rezoned from C-3, which requires setbacks, to C-1, which does not require setbacks, in order to protect the Buyers from a situation beyond their control. Each of the Sellers and each of the Buyers recognize that such rezoning cannot be accomplished prior to Closing. Therefore, as soon as practical after the Closing, but in any event within thirty (30) days after Closing, Sellers will take the necessary steps, at Sellers' cost and expense, to begin the process of obtaining a permanent zoning classification change for the Real Property from C-3 to C-1. If Seller fails to perform this covenant, Seller agrees that Buyer shall have the right to seek redress in Chickasaw County, Mississippi, notwithstanding anything herein to the contrary.

11. INDEMNIFICATION.

Section 11.1 Indemnification by Buyer. Subject to the other provisions of this Agreement including this Section 11, after Closing, Buyers shall, jointly and severally, defend, indemnify and hold harmless and its Affiliates, and its and their respective members, officers, directors, employees, managers and agents (collectively, “Sellers Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) (individually, a “Loss” and collectively, “Losses”) that such Sellers Indemnified Party incurs as a result of (i) any material misrepresentation or breach of warranty by Buyers under this Agreement, (ii) any material breach by Buyers of, or any failure by Buyers materially to perform, any covenant or agreement of, or required to be performed by, Buyers under this Agreement, unless waived by Sellers at Closing, or (iii) any claim against Sellers in respect of the Assumed Liabilities.

Section 11.2 Indemnification by Sellers. Subject to the other provisions of this Agreement including this Section 11, after Closing Sellers shall defend, indemnify and hold harmless Buyers, their Affiliates, and their respective members, officers, managers, employees, and agents (collectively, “Buyers Indemnified Parties”), from and against any and all Losses that such Buyers Indemnified Party incurs as a result of (i) any material misrepresentation or breach of warranty by Sellers under this Agreement, (ii) any material breach by Sellers of, or any failure by Sellers materially to perform, any covenant or agreement of, or required to be performed by, Sellers under this Agreement, unless waived by Buyers at Closing, or (iii) any claim against Buyers in respect of the Retained Liabilities.

Section 11.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the Person giving the indemnity (the “Indemnifying Party”) in writing of the same within ten (10) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to assume the defense of any such claim and control such defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within ten (10) days after Notice of such claim, fails to agree in writing to defend such claim and actually assume the defense thereof, the Indemnified Party shall (upon further Notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.3 notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment (i)

which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim (ii) the effect of which is to permit any Order or other equitable relief to be entered, directly or indirectly, against any Indemnified Party or materially affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates or (iii) which contains any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party. The Indemnifying Party shall permit the Indemnified Party to participate in such defense or settlement through counsel chosen by the Indemnified Party, with the fees and expenses of such counsel borne by the Indemnified Party; provided, however, that such Indemnifying Party shall be entitled to participate in any such defense with separate counsel; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any third-party claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required Notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have reasonably been taken by the Indemnifying Party had it received timely Notice from the Indemnified Party.

Section 11.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same as promptly as possible but in any event within ten (10) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required Notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have reasonably been taken by the Indemnifying Party had it received timely Notice from the Indemnified Party.

Section 11.5 Claims Period. The Claims Periods hereunder shall begin on the date hereof and terminate as follows: (i) with respect to Losses of Buyers arising under Section 11.2 (“Buyers Losses”), the Claims Period shall continue until the first (1st) anniversary of the Closing Date and (ii) with respect to Losses of Sellers arising under Section 11.1 (“Sellers Losses”), the Claims Period shall continue until the first (1st) anniversary of the Closing Date. Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at the such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Further notwithstanding the foregoing, the Claims Period with respect to Sellers’s indemnity obligations (a) under the following Sections, shall survive until the second (2nd) anniversary of the Closing Date: Section 11.2(i) (but only with respect to breach of Section 3.8, Section 3.9 or Section 3.15), (b) arising from Sellers’s Fraud or Willful Misconduct shall survive the Closing for the applicable statute of limitations, (c) under the following Sections, shall survive the Closing for the applicable statute of limitations: Section 11.2(i) (but only with respect to breach of Section 3.1, Section 3.2, Section 3.3, and Section 3.17), Section 11.2(ii) (but only if due to Sellers’s Willful Misconduct), and (d) with respect to Recoupments shall survive until the third (3rd) anniversary of the Closing Date.

Further notwithstanding the foregoing, the Claims Period with respect to Buyer’s indemnity obligations (a) under the following Sections, shall survive until the second (2nd) anniversary of the Closing Date: Section 11.1(ii) (but only with respect to Section 5.1, Section 10.8, Section 10.10, and Section 10.11), (c) arising from Buyer’s Fraud or Willful Misconduct shall survive the Closing for the applicable statute of limitations, and (c) under the following Sections shall survive the Closing for the applicable statute of limitations: Section 10.12.

Section 11.6 Liability Limits and Covenants. Notwithstanding anything to the contrary set forth in this Agreement:

(a) Neither Buyers Indemnified Parties nor Sellers Indemnified Parties shall make a claim against the other party (including its Affiliates) for indemnification under this Agreement for Losses unless and until the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold”) in which event the Indemnified Parties may claim indemnification for any Losses, in excess of the Threshold;

(b) the maximum aggregate liability of both Sellers (including its Affiliates) and Buyers (including their Affiliates) for indemnification or any other claim under this Agreement or in connection with the transactions contemplated thereby shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Cap”);

(c) Each party’s remedies for monetary damages in respect of any Loss on account of the breach by the other party of any representation, warranty or covenant contained in this Agreement or any deed, bill of sale or other agreement entered into connection herewith shall be the indemnification provided by the respective party pursuant to this Section 11;

(d) in no event shall either party be liable hereunder or in connection with the transactions contemplated hereby for any consequential, special, exemplary or punitive damages (except to the extent that consequential, special, exemplary, or punitive damages are actually awarded to a third party). Further, notwithstanding anything herein to the contrary, neither the Threshold nor the Cap shall apply to any Indemnified Party’s claim for indemnity against Sellers or Buyers arising from (i) any Fraud or Willful Misconduct by Sellers or Buyers or (ii) claims for Recoupments under any Government Program;

(e) in determining the Threshold, and the Cap, the parties acknowledge there shall not be any duplicative recovery for any Losses and that the amount of any Losses of any Indemnified Party under this Section 11 shall not include: (i) any amount that was specifically reflected as an Assumed Liability or Retained Liability, (ii) relates to Taxes arising with respect to a Tax period beginning on or after the Closing.

(f) the Parties covenant to use reasonable efforts to mitigate any Losses to the same extent as would a reasonable and prudent person to whom no indemnity were available;

(g) in the event that an Indemnified Party may be entitled to indemnification with respect to more than one breach of any warranty, representation, covenant or agreement contained in this Agreement on the basis of the same facts or similar sets of facts that can reasonably be regarded as a single set of facts, the provisions of this Section 11 are not intended to, and shall not be construed to, entitle the Indemnified Party to any greater indemnification, or to any greater credit against any limitation on the indemnified party’s indemnification obligations, than if a single claim were made under a single provision; and

(h) the parties agree to treat all payments made under this Section 11 or under any other indemnity provisions contained in this Agreement as adjustments to the Purchase Price unless otherwise required by Applicable Law.

Section 11.7 Effect of Taxes, Insurance, and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Section 11, shall be reduced (a) to take account of any net tax benefit realized or reasonably realizable by the Indemnified Party arising from the incurrence or payment of any such Loss, (b) by the insurance proceeds recovered or reasonably recoverable with respect to any such Loss, and (c) by any other amount recovered or reasonably recoverable from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss. If any Indemnified Party shall have received any indemnification payment pursuant to this Section 11 with respect to any Loss, such Indemnified Party shall administratively file in good faith claims with any insurers to recover reimbursement for any such Losses under any applicable insurance policy and shall pursue such recovery in good faith using all commercially reasonable efforts to effect the maximum recovery permitted thereunder in respect of such Loss. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Section 11 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings using all commercially reasonable efforts to effect the maximum recovery permitted thereunder in respect of such Loss and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery including reasonable attorney’s fees and disbursements) or (ii) assign such claim to the Indemnifying Party and cooperate with and permit the Indemnifying Party to pursue such claim in the Indemnified Party’s name, place and stead.

Section 11.8 Exclusive Remedy.

(a) This Section 11 shall not be effective until immediately after the Closing.

(b) Except with respect to the matters covered by Section 1.4(vi), Section 1.8, Section 10.7, Section 10.8 and Section 10.11 and, in the case where a party seeks to obtain specific performance pursuant to Section 10.2 or injunctive relief including pursuant to Section 12.9, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this

Section 11 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to this Agreement or its subject matter. Subject to the foregoing, to the maximum extent permitted by Applicable Law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law, in equity or otherwise.

(c) Buyers, Sellers or any Indemnified Person shall not have any right to set-off any payment due pursuant to this Section 11 against any other payment to be made pursuant to this Agreement, any Ancillary Agreement or otherwise.

12. MISCELLANEOUS.

Section 12.1 Schedules and Other Instruments.

(a) Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, Sellers may update the Sellers’s Schedules to reflect the occurrence of a development occurring after the delivery of such Schedules or newly discovered information, and or Buyers may update Buyers’ Schedules to reflect the occurrence of a development occurring after the delivery of such Schedules or newly discovered information, in each case subject to the other party’s approval rights described below; provided, however, that all such updating shall be completed no later than ten (10) Business Days prior to the Closing unless the parties mutually agree to an extension or it is necessary to update a Schedule based on a development or information discovered less than ten (10) Business Days prior to the Closing Date.

(b) It shall be deemed a condition precedent to the obligations of the parties hereto that: (i) any material updating of Schedules, Exhibits, and/or related documents, instruments, books, and records shall meet with the good faith approval of the non-updating party, no such approval to be unreasonably withheld, delayed or conditioned; and (ii) Schedule 1.1(g) (Assumed Contracts) shall not be updated without the express written consent of Buyers; provided, however, that Sellers may update any Schedule in accordance with Section 12.1(a) if the liabilities in the aggregate reflected on such updated Schedules is less than or is reasonably likely to be less than $75,000 (in which event such updated Schedules shall not constitute a breach by Sellers of its representations and warranties under this Agreement and Buyers shall continue to be obligated to close) but any Loss arising with respect to the matters identified on such Schedule updates shall reduce the Threshold in the aggregate amount of such liability(ies); and further provided, that Sellers may update any Schedule in accordance with Section 12.1(a) if any pre-existing liability reflected on such updated Schedule results in an aggregate of liabilities that is more than or is reasonably likely to be more than $75,000 in which event Buyers shall have the option to either (y) proceed with the Closing of the transactions contemplated by this Agreement but with any Loss arising with respect to the matters identified on such Schedule update first reducing the Threshold in the amount of such liability (but not below zero) with Sellers retaining liability under Article 11 for any Loss above $75,000 otherwise in accordance with the terms of such Article 11 or (z) terminate this Agreement in accordance with Section 10.1(h).

Section 12.2 Additional Assurances. The provisions of this Agreement and the Operations Transfer Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably deem necessary to effectuate this Agreement and the Operations Transfer Agreement. In addition, and from time to time after Closing, Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to vest the Purchased Assets in Buyers, as set forth herein. Additionally, each party shall cooperate and use its commercially reasonable efforts to have its present directors, members, managers, officers, agents and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature by or against any third party with respect to matters pertaining to the items subject to this Agreement.

Section 12.3 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be exercised reasonably and in good faith.

Section 12.4 Choice of Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Georgia, excluding the conflicts of law provisions thereof that would result in the application of the law of any other State except solely with respect to real estate title issues and Department of Health issues, which shall be construed in accordance with the laws of the State of Mississippi. By execution of this Agreement, the parties acknowledge and agree that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in the Agreement, the Operations Transfer Agreement, or in any Ancillary Agreement shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in the Superior Court of Cobb County, Georgia or in a U.S. District Court sitting in the Northern District for the State of Georgia, and, accordingly, Buyer and Sellers hereby freely and voluntarily consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia and of the U.S. District Court for the Northern District of Georgia, either as proper forum for resolution of any dispute or claim between the parties. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice or other document by registered mail to the address for notices to each of the Buyers and the Sellers provided for by or established pursuant to Section 12.11 shall be effective service of process for any suit, action or other proceeding brought in any such court. Each of the Buyers and the Sellers have had the benefit of legal counsel in agreeing to this provision.

Section 12.5 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 12.6 No Brokerage. Subject to Section 3.26, Buyers and Sellers each represent and warrant to the other that it has not engaged a broker, financial advisor or finder in connection with the transactions described herein except that Sellers have engaged Senior Living Investment Brokerage, Inc. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of any brokers, financial advisors or finders employed or alleged to have been employed by such party.

Section 12.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and the parties agree that, except as set forth in Section 9, Section 11.1 and Section 11.2: (i) Sellers shall pay the fees, expenses, and disbursements of Sellers and its agents, representatives, consultants, accountants and legal counsel incurred in connection with this Agreement, the Operations Transfer Agreement, and the Ancillary Agreements and with respect to or the subject matter hereof or thereof and any amendments hereto or thereto and (ii) Buyers shall pay the fees, expenses, and disbursements of Buyers and its agents, representatives, consultants, accountants and legal counsel incurred in connection with this Agreement, the Operations Transfer Agreement, and the Ancillary Agreements and with respect to or the subject matter hereof or thereof and any amendments hereto.

Section 12.8 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyers by Sellers and its agents, and the information, documents, and instruments delivered to Sellers by Buyers and their agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement and the Operations Transfer Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, managers, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Governmental Authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its Control to the other parties to this Agreement and keep their contents and other confidential information provided to it by the other party strictly confidential and not thereafter use such information for any purpose, except in any such case as may otherwise be required by Applicable Law or in connection with litigation with respect to this Agreement, the Operations Transfer Agreement and the Ancillary Agreements and the subject matter hereof or thereof. Each of the parties hereto recognizes that any breach of this Section 12.8 would result in immediate and irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Sellers or one or both of the Buyers shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.8, however, shall prohibit the use of such confidential information, documents, or information for such filings as in the opinion of Sellers’s counsel or Buyers' counsel are required by Applicable Law or any Governmental Authority. With respect to the period prior to Closing, prior to any such disclosure by either Buyer of the information, documents, and instruments delivered to Buyers by Sellers and its agents, such disclosing Buyer shall provide Notice to Sellers and cooperate reasonably and in good faith with Sellers at such disclosing Buyer’s expense to protect the confidentiality of such information to the fullest extent permitted by Applicable Law. Nothing in this Agreement shall invalidate or affect the obligations of Buyers under any confidentiality or non-disclosure agreement between the parties, provided that the parties agree that any such other agreement shall terminate upon Closing.

Section 12.9 Public Announcements. Sellers and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Sellers’s and Buyers' Representatives, except for information and filings reasonably necessary to be directed to Governmental Authorities to fully and lawfully effect the transactions herein contemplated or necessary or desirable in connection with securities and other Applicable Laws. Further, the parties shall use commercially reasonable efforts such that the initial public announcements regarding the transaction herein contemplated shall be by joint announcement of Sellers and Buyers prepared by Sellers and approved by Buyers.

Section 12.10 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

Section 12.11 Notice. Except as may be otherwise provided herein, any notice or notices, requests, waivers and other communications made pursuant to this Agreement (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the applicable Person at the address set forth below; (ii) when received by the applicable Person when sent by facsimile to the number set forth below; (iii) when sent via electronic mail in the form of a PDF attachment to the electronic mail address set forth below, provided that the sending Person receives confirmation by return electronic mail or sends a confirming copy by one of the other methods permitted hereunder, (iv) three (3) Business Days after deposit in the U.S. mail with first class or certified mail return receipt requested, postage prepaid and addressed to the applicable Person at the address as set forth on the signature pages below; or (v) the next business day after deposit with a national overnight delivery service, cost prepaid, addressed to the applicable Person at the address set forth below with next business day delivery guaranteed, provided that the sending Person receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses below, or designate additional addresses for purposes of this Section 12.11, by giving the other party and the Persons designated to receive copies (which shall not constitute notice) written notice of the new address in the manner set forth above.

Sellers:	Southern Health Corporation of Houston, Inc. and
East Madison Property, LLC
c/o SunLink Health Systems, Inc.
900 Circle 75 Parkway, Suite 690
Atlanta, GA 30339
Attn.: Robert M. Thornton, Jr.
Email: robert.thornton@sunlinkhealth.com

Fax: 770-933-7010

With copies (which shall
not constitute notice) to:	Howard E. Turner
Smith, Gambrell & Russell, LLP
1105 W. Peachtree Street, NE, Suite 1000
Atlanta, GA 30309
Email: hturner@sgrlaw.com
Fax: 404-685-6894

Kelly Holdings:	Kelly Holdings Houston, LLC
125 Fountains Blvd.
Madison, MS 39110
Attn: Charles Bruce Kelly
Email: bkelly@trendltc.com
Fax:_(601) 499-0897

Trend of Houston:	Trend Health and Rehab of Houston, LLC
125 Fountains Blvd.
Madison, MS 39110
Attn: Charles Bruce Kelly
Email:_bkelly@trendltc.com
Fax: (601) 499-0897

With copies (which shall
not constitute notice) to:	Betty Toon Collins
E. Poteat Lutken, Jr.
Frederick T. Hoff, Jr.
Wise Carter Child & Caraway
401 East Capitol Street, Suite 600
P.O. Box 155
Jackson, MS 39 201 (39205)
Email: btc@wisecarter.com
Email: epl@wisecarter.com
Email: fth@wisecarter.com
Fax: (601) 968-5519

Section 12.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

Section 12.13 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

Section 12.14 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

Section 12.15 Survival. All of the representations, warranties and post-closing obligations made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein for the period of time set forth in Section 11.5.

Section 12.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, THE OPERATIONS TRANSFER AGREEMENT, OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR THE RELATIONSHIPS OF THE PARTIES HEREUNDER OR THEREUNDER BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE LAW. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16. Each of the Buyers and Sellers have had the benefit of legal counsel in agreeing to this provision.

Section 12.17 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date, unless otherwise provided herein or agreed in writing by Sellers and Buyers.

Section 12.18 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

Section 12.19 No Third-Party Beneficiaries; No Joint Venture. The terms and provisions of this Agreement are intended solely for the benefit of Buyers and Sellers and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person. Nothing contained in this Agreement, the Operations Transfer Agreement and the Ancillary Agreements shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof or thereof.

Section 12.20 Force Majeure. Whenever a period of time is prescribed herein for action to be taken by either Sellers or either or both Buyers, except for any obligation for the payment of money, neither shall be liable or responsible for, and there shall be excluded from the computation for any period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, Applicable Law or restrictions imposed by Governmental Authorities, or any other cause of any kind whatsoever which is beyond the reasonable control of either Sellers or either or both Buyers, as the case may be.

Section 12.21 Risk of Loss Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Purchased Assets shall be borne by Sellers prior to the time of Closing and by Buyers thereafter. If prior to the Closing Date, any portion of the Real Property is subjected to a material casualty (a “Casualty”), or a material taking, either total or partial, by eminent domain for any public or quasi-public use (each a “Condemnation”), or if notice of intent of a taking or a sale in lieu of taking is received by Sellers or Buyers (each, a “Condemnation Notice”), in the event of a Casualty, the Sellers shall promptly notify either Buyer in writing, and in the event of a Condemnation, the party receiving a Condemnation Notice shall promptly provide a copy thereof to the other party, whereupon in any such event either Buyer may elect, during the thirty (30)-day period following receipt of written notice of the Casualty or the Condemnation, either to (i) proceed to purchase the Real Property subject to the terms hereof, in which event Buyers shall be entitled to participate in the adjustment of the Casualty and related insurance proceeds, or participate in any such condemnation or eminent domain proceedings in the event of a Condemnation, and, after payment to Sellers of the Purchase Price for the Real Property without reduction, to receive all of the insurance proceeds attributable to the Casualty, or to receive all of the proceeds attributable to any portion of the Real Property, which absent such proceeding would be conveyed to Kelly Holdings, or (ii) terminate this Agreement, in which event the Escrow Amount and Step-Up Deposit (if applicable), and any interest thereon shall be returned to Buyers, and neither party shall have any further rights or obligations hereunder, except as otherwise provided herein. Failure of the Buyers to exercise either option in writing shall be deemed an election to exercise option (ii) terminating the Agreement. For purposes of this Section 12.21, a material casualty shall have the meaning set forth in Section 7.5.

Section 12.22 Liquidated Damages. With respect to the liquidated damages specified in Section 10, Sellers and Buyers (i) agree that the injury caused by the failure of the other party to close as contemplated by this Agreement would be difficult or impossible of accurate estimation, (ii) intend to provide for damages rather than a penalty and (iii) agree that the sum stipulated as liquidated damages in such section is a reasonable pre-estimate of the probable loss.

Section 12.23 Construction. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) “any” when used in this Agreement, means “any and all”, (d) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (e) the term “or” has the inclusive meaning represented by the phrase “and/or,” (f) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (g) the terms “day” and “days” mean and refer to calendar day(s) and (h) the terms “year” and “years” mean and refer to calendar year(s). Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time except in the case of representations and warranties, in which event law means such law as in force and effect at the time such representation or warranty is made. All Section, Exhibit and Schedule references herein are to Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

Section 12.24 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Purchased Assets are located and all other similar laws applicable to bulk sales and transfers.

Section 12.25 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail via portable document form (.pdf)) in one or more counterparts, any one of which need not contain the signatures of more than one Person, but all such counterparts taken together shall constitute one and the same instrument.

Section 12.26 Further Assurance

(a) Sellers and Buyer agree, each at its own expense, except as otherwise expressly set forth in this Agreement, to perform all such further commercially reasonable acts and execute and deliver all such further agreements, instruments and other documents as the other party may, in good faith, reasonably request to evidence more effectively the transaction contemplated under this Agreement.

(b) Reserved.

Section 12.27 Entire Agreement/Amendment. This Agreement (including all Exhibits and Schedules hereto, which Exhibits and Schedules may be updated and revised prior to Closing) supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement (except as to the Exhibits, each of which may be revised and updated and will be executed at or prior to Closing, and the Schedules which may be updated and revised by the parties prior to Closing) shall be recognized unless and until made in writing and signed by all parties hereto. Notwithstanding the foregoing, however, this Agreement shall not supersede the terms of that certain [confidentiality letter] unless and until the Closing of the Purchase Transaction shall have occurred.

Section 12.28 Recitals. The recitals set forth in this Agreement are hereby incorporated into and made a part of this Agreement, and any interpretation of the terms of this Agreement must take into consideration the information included in the recitals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

“Southern”

SOUTHERN HEALTH CORPORATION OF HOUSTON, INC.

By:
Name: Sheila Brockman

Title: Chief Executive Officer

“EMP”

EAST MADISON PROPERTY, LLC

By:
Name: Sheila Brockman

Title: President

“Kelly Holdings”

KELLY HOLDINGS HOUSTON, LLC

By:
Name: Charles Bruce Kelly

Title: Manager and President

“Trend of Houston”

TREND HEALTH AND REHAB OF HOUSTON, LLC

By:
Name: Charles Bruce Kelly

Title: Manager and President

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

DEFINITIONS

The following terms, as used in this Agreement, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Ancillary Agreements” means one or more supplemental agreements in writing between one or both of the Buyers, on the one hand, and Southern d/b/a Trace Extended Care & Rehabilitation, on the other hand, regarding the Purchased Assets, other than the Operations Transfer Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, treaties, rules, regulations, orders, decrees, injunctions, and judgments of applicable Governmental Authorities.

“Business Day” means any day that is not a Saturday, a Sunday, a holiday for the Federal Reserve System, or a day on which the Federal Reserve Bank of Atlanta is closed.

“Buyers' Knowledge” or “Knowledge of Buyers” means the actual knowledge of Charles Bruce Kelly, the Manger and President of Kelly Holdings and Charles Bruce Kelly, the Manager and President of Trend of Houston, as such knowledge may exist as of the date hereof and as of the Closing Date (exclusive of any imputed, implied or constructive Knowledge) and shall be, without any duty on the part of the foregoing to conduct any investigation or inquiry of any kind.

“Buyer’s Representative” means Charles Bruce Kelly or his delegate pursuant to notice made in writing to Sellers.

“Cash and Cash Equivalents” means, as of the open of business on the Closing Date, all cash and cash equivalents held by the Sellers, including checks, drafts, money orders and any other instruments that are immediately convertible to cash but not yet deposited and amounts in transit from credit card companies that are generally collected within one to three Business Days from the date of sale, minus uncleared checks and drafts issued by the Sellers.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets Reports” means unaudited internal SNF current assets reports containing selected line items consisting of net accounts receivable, inventory and fixed assets and unaudited statements of income of the SNF in each case, prepared in accordance with the SNF’s normal

Exh A-1

internal accounting practices consistently applied in all material respects as of the dates and for the periods indicated thereon.

“Documents” means, in any form, paper, electronic, or otherwise, all books, records, files, invoices, Inventory records, documents, patient records, medical reports, patient lists, all other medical and financial information regarding Patients, cost and pricing information, supplier lists, business plans, catalogs, patient literature, medical and administrative libraries, quality control records and manuals, policies and procedures, records and laboratory books, personnel and employee records and financial records.

“Experimental Procedure” means any human research project or study in which the data obtained are derived in any way through observation of, treatment of, manipulation of behavior of, or interviewing of, human subjects, except for the following: (a) gathering existing data in an anonymous form (e.g., review of existing medical records without recording identities of the subjects); (b) non-interventional observation of human behavior in a natural setting; (c) use of human tissues and specimens which are obtained for other purposes (e.g., anonymous use of tissues such as blood left over from clinical use); and (d) anonymous questionnaires which do not involve questions which, when answered, could lead to the identity of the subject; provided, however, that the exceptions described above are not applicable if they involve vulnerable populations, such as children, mentally or emotionally impaired subjects or prisoners.

“Financial Statements” means collectively the SNF’s (a) Current Assets Reports at June 30, 2021, 2022, and 2023 and Income statements for the periods then ended, and (b) Current Assets Reports at and income statements for the nine fiscal months ended March 31, 2024.

“Fraud” means, with respect to any Person, an actual and intentional misrepresentation by such Person that constitutes common law fraud under the law of the State of Georgia, provided that such actual and intentional misrepresentation of such Person shall be deemed to exist only if one or more of the individuals included in the definition of Knowledge (as it relates to such Person) had actual knowledge, or would have had such knowledge, had such Person not intentionally ignored or disregarded then-existing facts and circumstances presented or expressly proposed to be presented (whether included in any writing or made verbally) to such Person (but excluding knowledge only imputed or constructively known to such Person), of such misrepresentation when made, with the intention that the other Person would rely thereon to its detriment.

“Governmental Authority” means any: (i) federal, state or other local jurisdiction of any nature; (ii) federal, state, or local government; (iii) federal, state, or local governmental or quasi-governmental authority of any nature (including any governmental agency, board, branch, bureau, commission, department, official, or entity); (iv) any court tribunal or judicial or arbitral or alternative dispute resolution entity; or (v) any entity exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, in each case, under each of the foregoing clauses, within or of the United States and with jurisdiction, in the case of Sellers, over the Sellers or over the Purchased Assets in connection with the transactions proposed under or the subject matters of this Agreement, the Operations Transfer Agreement, or the Ancillary Agreements and, in the case of Buyers or the Purchased Assets with jurisdiction over Buyers or the Purchased Assets in connection with the transactions

Exh A-2

proposed under or the subject matter of this Agreement, the Operations Transfer Agreement, or the Ancillary Agreements.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls. The foregoing notwithstanding, “Hazardous Materials” shall not include: (a) institutional size cleaning and building maintenance products; or (b) institutional size medicinal products (such as rubbing alcohol and peroxide) used for the care of Patients, (c) liquid oxygen tanks and built in liquid oxygen delivery systems, (d) biohazard materials and waste, © other products or substances normally and customarily used in skilled nursing facilities that may be defined as Hazardous Materials, and (f) other products or substances normally and customarily used in healthcare businesses of the type conducted by the licensee/operator of the healthcare facility, provided, however, that Sellers’s use, handling and storage of such materials are reasonably necessary for the proper operation of the SNF or Real Estate Lessee, and Sellers’s and/or Real Estate Lessee’s use, handling, storage and disposal of such materials are to Sellers’s Knowledge in material compliance with all applicable laws, including, without limitation, applicable Environmental Laws.

“Intellectual Property” means any and all of the following in the United States or any political subdivision thereof: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections.

“Liens” mean all mortgages, liens, pledges, security interests, charges or encumbrances.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is materially adverse to the financial condition, results of operations and assets of Sellers, taken as a whole, including, without limitation: (i) the suspension or revocation or receipt of notice of the pending suspension or revocation of any material license required to operate the SNF or Medicare/Medicaid provider agreement at the SNF that is not resolved by the Outside Date, or (ii) the denial of payment by Medicare with respect to the payment for new admissions at the SNF that is not resolved prior to the earlier of the Closing Date or the Outside Date, provided, however, that no fact, change, event, effect or occurrence to the extent arising out of, resulting from, or attributable to the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic conditions; (ii) any changes in GAAP, Applicable Law, or the interpretation thereof; (iii) the taking by Sellers of any specific action at the request or direction of one or both of the Buyers; (iv) changes affecting nursing homes, skilled nursing homes, rehabilitation services or adult day services or industries generally, including any changes in the general level of

Exh A-3

profitability, reimbursement, prices of drugs, physician or nursing costs; or (v) any actions taken by Sellers or any Affiliate that are required by this Agreement; provided that the fact, change, event, effect or occurrence described in the foregoing clauses (i) or (iv) are not materially disproportionately adverse to the financial condition, results of operations or to the business of Sellers, considered as a whole, as compared to that of other persons similarly situated engaged in the operation of facilities similar to the SNF.

“Operations Transfer Agreement” means that certain agreement by and between the Sellers, as the current licensee and operator of the SNF, and Trend of Houston, the licensee and operator of the SNF effective as of the Closing Date, which Operations Transfer Agreement sets forth the details of transferring the SNF operations from the Sellers to Trend of Houston and shall be finalized, executed, and delivered at Closing.

"Party Wall Agreement" means that certain agreement by and between the Southern Health Corporation of Houston, Inc. and Kelly Holdings effective as of the Closing Date, which Party Wall Agreement addresses certain matters regarding the shared wall separating of the SNF and the hospital.

“Patient” means a person who receives skilled nursing and/or rehabilitation services at the SNF whether or not residing at the SNF.

“Permitted Encumbrances” means (i) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (ii) statutory Liens arising in the ordinary course of business, but not those encumbering the Real Property; (iii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen or other like Liens incurred in the ordinary course of business, but not those encumbering the Real Property; (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business but not those encumbering the Real Property; (v) with respect to Intellectual Property, (A) non-exclusive licenses entered into in the ordinary course of business and (B) gaps in the chain of title or other Liens that are readily apparent from the public records of the United States Patent and Trademark Office and other applicable intellectual property registries; (vi) Liens upon deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory, regulatory, contractual or warranty obligations, surety and appeal bonds, government contracts, performance bonds, workers compensation and/or unemployment insurance (or letters of credit securing the same) and other obligations of a like nature, in each case, incurred in the ordinary course of business; (vii) Liens on any assets (other than the Real Property) subsequently acquired as permitted under this Agreement and existing at the time such assets are acquired by Sellers so long as such encumbrances (A) are not created, incurred or assumed in contemplation of such assets being acquired by Sellers, (B) do not extend to any other assets of Sellers and (C) do not exceed 90% of the fair market value of any such assets as determined in good faith by the board of directors of Sellers; (viii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (ix) for any interest or title of a lessor in property subject to any existing or subsequently entered into capitalized lease or any existing or subsequently entered into operating lease including any such arising from filing a

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Uniform Commercial Code financing statement regarding such leases but not those encumbering the Real Property; (x) the rights of the Real Estate Lessee and the rights of the residents Patient of SNF (xi) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor encroachments (including on the northwest corner of the Real Property the encroachment onto adjacent property by the entrance driveway from Mississippi State Highway No.8 (East Madison Street) shown on that certain BLEW Boundary and Improvements Survey dated May 28, 2024) or other minor irregularities in title, none of which, individually or in the aggregate (A) interfere in any material respect with the present use of or occupancy of the affected realty or asset by Sellers or as a SNF, (B) have more than an immaterial effect on the value thereof or its use or (C) would materially impair the ability of such parcel to be sold for its present use or have a material adverse effect on Buyer’s ability to obtain the Title Policy; (xi) Liens referenced in Schedule 3.11; and (xii) any third party mineral rights.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Government Entity.

“PTO” means accrued amounts for paid time-off of Sellers’s employees.

"Real Estate Lease" means that certain lease by and between Southern Health Corporation of Houston, Inc. and Progressive Health of Houston, LLC, dated as of the Closing Date.

“Real Estate Lessee” means Progressive Health of Houston, LLC which leases under a lease term at a nominal rent of $10.00 the room with appropriately 2,097.6 square feet of floor space where the existing hospital radiology department is located off the corridor area between the SNF and the hospital building as shown with cross-hatching on an exhibit attached to the Real Estate Lease.

“Representatives” means collectively Buyers' Representative and Sellers’s Representative. Each Representative may be discharged and replaced by a substitute Representative by Sellers or one or both of the Buyers, as applicable, upon written notice to the other party.

“Responsible Officers of Sellers” means Robert M. Thornton, Jr., Mark J. Stockslager and for periods up to and including Closing, the Chief Executive Officer and Chief Financial Officer of Sellers.

“Sellers’s Knowledge” or “Knowledge of Sellers” with respect to a particular fact or other matter, means the actual knowledge of Sheila Brockman, CEO of Southern and President of EMP, or Robert M. Thornton, Chairman of the Board of Sellers, as such knowledge may exist as of the date hereof and as of the Closing Date (exclusive of any imputed, implied or constructive Knowledge) and shall be, without any duty on the part of the foregoing to conduct any investigation or inquiry of any kind.

“Sellers’s Representative” means Robert M. Thornton, Jr. or his delegate made by notice in writing to Buyers.

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“Tax Return” means any return, declaration, report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Applicable Law relating to any Tax obligation.

“Taxes” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, bed, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any Governmental Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Transfer Date" means the date the operations of the SNF are transferred from the Sellers to Trend of Houston.

“Willful Misconduct” means, as it relates to any representation, warranty, agreement or covenant of a particular party to this Agreement, a material and intentional breach that is a consequence of an act undertaken by the breaching Person with actual knowledge that the taking of such act would, or would be reasonably likely to, cause a breach of this Agreement, provided that such actual knowledge of such Person shall be deemed to exist only if one or more of the individuals included in the definition of Knowledge (as it relates to such Person) had actual knowledge, or would have had such knowledge, had such Person not intentionally ignored or intentionally disregarded then-existing facts and circumstances presented or expressly proposed to be presented (whether included in any writing or made verbally) to such Person (but excluding knowledge only imputed to or constructively known to such Person), that such act when made would, or would be reasonably likely to, cause a material breach of this Agreement.

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